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                    PHOENIX FOUNDATIONS EQUITY INDEX ANNUITY
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           ISSUED BY: PHL VARIABLE INSURANCE COMPANY ("PHL VARIABLE") (A WHOLLY OWNED SUBSIDIARY OF PHOENIX LIFE INSURANCE COMPANY)




PROSPECTUS                                                           MAY 8, 2007


    PHL Variable is offering the Phoenix Foundations Equity Index Annuity, a group and individual single premium deferred equity indexed annuity contract ("contract"). The contract is an "annuity contract" because it will provide a stream of periodic income payments commonly known as an "annuity." It is a "deferred" annuity contract because annuity payments are deferred during the first phase of the contract, called the "accumulation period," during which you may invest in the investment options available under the contract. The "annuity period" of the contract begins when your annuity payments start. It is an "equity indexed" contract because you may invest in available "indexed accounts" that earn index credits linked to the performance of an index based on specified equity-based indexes. (Currently, the S&P 500 Index is the index to which the Indexed Accounts are linked. There is also a Fixed Account currently available under the contract that guarantees a fixed minimum rate of interest on your investment.) This Prospectus provides important information that a prospective investor should know before investing. Please retain this Prospectus for future reference.

    Contracts are available through Phoenix Equity Planning Corporation ("PEPCO"), the principal underwriter for the contracts.

IF YOU HAVE ANY QUESTIONS,           [envelope]   PHL VARIABLE INSURANCE COMPANY
PLEASE CONTACT:                                   Annuity Operations Division
                                                  PO Box 8027
                                                  Boston, MA 02266-8027

                                     [telephone]  TEL. 800/541-0171


    Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

    PEPCO is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.

    Your investment in the contract is subject to possible loss of principal and earnings, since a surrender charge and market value adjustment may apply to withdrawals or upon surrender of the contract. PHL Variable does not guarantee that the contract will have the same or similar indexed accounts or the Fixed Account for the period you own the contract. We may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account. You should carefully consider whether or not this contract is an appropriate investment for you as compared to other investments that may offer comparable returns with a guarantee of principal and earnings and/or without the imposition of a surrender charge or a market value adjustment. Please see the "Risk Factors" section on page 4.

    It may not be in your best interest to purchase a contract to replace an existing annuity contract or life insurance policy. You must understand the basic features of the proposed contract and your existing coverage before you decide to replace your present coverage. You must also know if the replacement will result in any tax liability. The contract may not be available in all states. An investment in this annuity contract is not

o  a bank deposit or obligation; or

o guaranteed by any bank or by the Federal Insurance Deposit Corporation or any other government agency.

                                TABLE OF CONTENTS

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GLOSSARY...................................................   3
S&P 500(R) INDEX...........................................   3
CONTRACT SNAPSHOT .........................................   4
   Features................................................   4
   Risk Factors............................................   4
THE ACCUMULATION PERIOD....................................   5
   Contract Value..........................................   5
   Premium.................................................   5
   Premium Allocation......................................   6
   Reallocation of Contract Value..........................   6
CONTRACT FEATURES..........................................   6
   Death Benefit...........................................   6
     Before Maturity Date..................................   6
     After Maturity Date...................................   7
   Fixed Account and Interest Rates........................   7
   Indexed Accounts and Index Credit.......................   7
     Indexed Account A.....................................   7
     Indexed Account B.....................................   8
     Indexed Account C.....................................   8
   Nursing Home Waiver.....................................  10
   Terminal Illness Waiver.................................  10
   Withdrawals and Surrenders..............................  10
CHARGES....................................................  10
   Market Value Adjustment.................................  10
   Surrender Charges.......................................  11
   State and Local Tax.....................................  11
THE ANNUITY PERIOD.........................................  12
   Annuity Payments........................................  12
   Fixed Annuity Payment Options...........................  12
MISCELLANEOUS PROVISIONS...................................  13
   Amendments to Contracts.................................  13
   Assignment..............................................  13
   Free Look Period........................................  13
   Misstatements...........................................  13
   Ownership of the Contract..............................   14
   Payment Deferral.......................................   14
   Termination............................................   14
TAXES.....................................................   14
   Introduction...........................................   14
   Company Income Tax Status..............................   14
   Taxation of Annuities in General--Nonqualified Plans...   14
   Additional Considerations..............................   15
   Taxation of Annuities in General--Qualified Plans......   16
DESCRIPTION OF PHL VARIABLE...............................   18
   Overview...............................................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.......................   19
   Selected Financial Data................................   19
   Adoption of New Accounting Standards...................   20
   Accounting Standards Not Yet Adopted...................   20
   Critical Accounting Estimates..........................   21
   Statutory Capital and Surplus and Risk-Based Capital...   23
   General Account........................................   24
   Separate Accounts......................................   24
   Debt and Equity Securities Held in General Account.....   24
   Liquidity and Capital Resources........................   26
   Contractual Obligations and Commercial Commitments.....   27
   Off-Balance Sheet Arrangements.........................   28
   Reinsurance............................................   28
   Executive Compensation and Management Ownership
     of PNX Shares........................................   30
   The Separate Account...................................   30

THE PHOENIX COMPANIES, INC. - LEGAL PROCEEDINGS
   ABOUT COMPANY SUBSIDIARIES.............................   31
DISTRIBUTOR...............................................   32

EXPERTS   ................................................   32
ANNUAL STATEMENTS.........................................   32
APPENDIX A -- DEDUCTIONS FOR STATE AND LOCAL TAXES.........  A-1

                           INCORPORATION BY REFERENCE

   PHL Variable Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2006 is incorporated herein by reference, which means that it is legally a part of this prospectus. We have also attached the Form 10-K to the prospectus.

   After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

   Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

   We file our Securities Exchange Act of 1934 documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0001031223. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   The address of the site is http:// www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 100 F Street NE, Room 1580, Washington, DC 20549-2001. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.


   If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please call our Annuity Operations Division at 800-541-0171 or write to us at PHL Variable Insurance Company, Annuity Operations Division, PO Box 8027, Boston, MA 02266-8027.

GLOSSARY
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    The following is a list of terms and their meanings when used throughout this Prospectus. We have bolded and italicized the first occurrence for each term used after this glossary.

ACCOUNT: indexed or fixed account.

ACCOUNT VALUE: the value available in each account for annuitization or surrender before the application of any surrender charge or market value adjustment.

ANNUITANT/JOINT ANNUITANT: the person(s) on whose life the annuity benefit depends. There may be one or more annuitants. One is the primary annuitant and the other is considered the joint annuitant.

BENEFICIARY: the person who receives the death benefits. If there is no surviving beneficiary, the owner will be the beneficiary. If the owner is not living, the estate of the owner will be the beneficiary.

CONTRACT ANNIVERSARY: the same month and date as the contract date in the years following the contract date. If the date does not exist in a month, the last day of the month will be used.

CONTRACT DATE: the date on which the contract is issued.

CONTRACT VALUE: sum of the account value of each of the accounts.

CONTRACT YEAR: the 12-month period beginning on the contract date and each 12-month period thereafter.

FIXED ACCOUNT: interest is credited daily on the account value allocated to this account at rates that are declared annually.

FREE WITHDRAWAL AMOUNT: you may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge.

INDEX: the measure used to determine the index credit for an indexed account.

INDEX VALUE: the published value of the index, excluding any dividends paid by the companies that comprise the index.

INDEXED ACCOUNT: each indexed account earns an index credit linked to the performance of an index.

MATURITY DATE: the date on which annuity payments begin.

MARKET VALUE ADJUSTMENT: a calculated amount that is applied to amounts withdrawn or surrendered before the end of the surrender charge period. It may be positive or negative.

OWNER (OWNER, OWNERS, YOU, YOUR): usually the person, persons or entity to whom we issue the contract.

PHL VARIABLE (OUR, US, WE, COMPANY): PHL Variable Insurance Company.

SEPARATE ACCOUNT: PHL Variable Separate Account MVA1.

SURRENDER VALUE: the contract value adjusted by any market value adjustment and less any applicable surrender and tax charges.

WRITTEN REQUEST (IN WRITING, WRITTEN NOTICE): is a request signed by you and received in a form satisfactory to us.

S&P 500(R) INDEX
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    The contract is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the contract or any member of the public regarding the advisability of investing in securities generally or in the contract particularly or the ability of the S&P 500(R) Index to track general stock market performance. S&P's only relationship to the company is the licensing of certain trademarks and trade names of S&P and of the S&P 500(R) Index which is determined, composed and calculated by S&P without regard to the company or the contract. S&P has no obligation to take the needs of the company or the owners of the contract into consideration in determining, composing or calculating the S&P 500(R) Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the contract or the timing of the issuance or sale of the contract or in the determination or calculation of the equation by which the contract is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the contract. S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, OWNERS OF THE CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

CONTRACT SNAPSHOT
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    THE FOLLOWING IS A SNAPSHOT OF THE CONTRACT. PLEASE READ THE REST OF THIS PROSPECTUS FOR MORE INFORMATION.

    THIS PROSPECTUS CONTAINS INFORMATION ABOUT THE MATERIAL RIGHTS AND FEATURES OF THE CONTRACT THAT YOU SHOULD UNDERSTAND BEFORE INVESTING. IN CERTAIN STATES, THIS CONTRACT MAY BE ISSUED THROUGH A GROUP TRUST, IN WHICH CASE YOU WILL RECEIVE A CERTIFICATE IN LIEU OF A CONTRACT. THE USE OF THE TERM "CONTRACT" IN THIS PROSPECTUS REFERS TO EITHER THE CONTRACT OR CERTIFICATE THAT YOU WILL BE ISSUED.

FEATURES

[diamond] Single premium payment.

[diamond] Minimum premium payment of $25,000 for non-qualified and qualified contracts.

[diamond] Maximum premium payment of $1,000,000 without our approval.

[diamond] One FIXED ACCOUNT and three INDEXED ACCOUNTS are available for investing. The fixed account is not available in Alabama, Florida and Nevada.

[diamond] FREE WITHDRAWAL AMOUNT --during the surrender charge period, 10% of
          CONTRACT VALUE each year free of any surrender charge and MARKET VALUE ADJUSTMENTS.

[diamond] Market Value Adjustment--applied to any withdrawal or full surrender before the end of the surrender charge period, excluding the free withdrawal amount.

[diamond] Surrender Charges--applied when you surrender your contract or request a withdrawal before the end of the surrender charge period specified in your surrender charge schedule, excluding the free withdrawal amount. You have the option of a 7-year or 5-year surrender charge schedule, and each has a different schedule of fees that will be levied upon surrender. If you elect the 5-year surrender charge schedule, you may receive a lower interest rate or index credit than under the 7-year surrender charge schedule.

[diamond] State and Local Taxes--taken from the contract value upon premium payments, withdrawals, surrenders or commencement of annuity payments. Please see the "State and Local Tax" section on page 11 for more information.

[diamond] Death Benefit--payable upon owner's death. The Death Benefit equals the contract value at the time of death. Market value adjustments and surrender charges are waived. Federal tax on the increase in the contract value above the premium payments will be payable on the death benefit payment to the beneficiary.

[diamond] You have the right to review and return the contract. If for any reason you are not satisfied, you may return it within ten (10) days (or later, if applicable state law requires) after you receive it and cancel the contract. Please see the "Free Look Period" section on page 13 for more information.

RISK FACTORS
[diamond] Investment Risk--Principal and interest when credited are guaranteed by the company unless you make a withdrawal from or surrender the contract, which may be subject to a surrender charge and MVA. As the indexed accounts do not offer any minimum guaranteed index credit, you are assuming the risk that an investment in the indexed accounts could potentially offer no return. In addition, amounts withdrawn from an indexed account prior to the end of a contract year will not receive the index credit for that year.

[diamond] Loss of Principal Risk--Withdrawals and surrenders from the contract in excess of the free withdrawal amount, prior to the end of the surrender charge period, are subject to a surrender charge and market value adjustment ("MVA"). A negative MVA is limited to the contract's interest or index credit earnings, therefore, the application of a negative MVA alone will not result in loss of principal. However, the combination of the surrender charge and MVA may result in loss of principal.

[diamond] Risk That Accounts May Be Eliminated - The contract currently provides four accounts to which you may allocate your premium payment or contract value -- three Indexed Accounts and one Fixed Account, as described in this prospectus. You should be aware that the contract permits us to eliminate any account as described below:

          o We may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

          o We reserve the right to eliminate any indexed account IN OUR SOLE DISCRETION upon thirty days written notice. We will only eliminate an indexed account at a contract anniversary, and you will earn the index credit for the indexed account for the prior contract year.

          o We reserve the right to eliminate the Fixed Account IN OUR SOLE DISCRETION upon thirty days notice and not add a new fixed account. We will only delete the Fixed Account on a contract anniversary, and you will earn the interest credited through the end of the prior contract year.

Our ability to eliminate accounts at any time may adversely impact your contract value for the following reason. There are guarantees applicable to each of the three Indexed Accounts currently offered that provide a minimum participation in the increase in value of the S&P 500 Index, if any, with respect to your contract value allocated to the account. These guarantees are described in this prospectus. See "Indexed Account A", "Indexed Account B", "Indexed Account C". Similarly, there is a 1.5% minimum guaranteed interest rate applicable to the Fixed Account. The contract does not permit us to reduce or eliminate the guarantees applicable to any of these accounts as long as we continue to offer the accounts. However, we are permitted IN OUR SOLE DISCRETION to eliminate any account in the future. If we eliminate an account, you may reallocate any contract value that was invested in the account to another account available at that time. (Contract value may not remain in an account that has been eliminated.) If one or more of the accounts described in this prospectus is available at the time, you may reallocate your contract value to any of these accounts and the guarantees described in this prospectus will apply. However, the account or accounts currently available at the time you may reallocate your account value may not be described in this prospectus and may not provide any guarantees. Additionally, while the contract permits us to add new accounts, we are not required to do so. If we do add new accounts, the accounts may provide no guarantees, or guarantees that provide less protection than the guarantees applicable to the three Indexed Accounts or the Fixed Account currently available under the contract. For example, if we added an indexed account, the new indexed account may not have any guarantees, may be tied to an index other than the index in your current indexed account, may have a different formula for determining the index credit, and may be set up in a different manner to measure the index credit, among other differences. Accordingly, we may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

Risk That We May Substitute an Index. You should be aware that even if we do not eliminate a particular indexed account, we may change the index used to measure the index credit applicable to such account upon thirty days written notice, which index we IN OUR SOLE DISCRETION deem to be appropriate. The new index would provide different performance than the old index. We are permitted to change an index only if the index for a particular indexed account is discontinued, our agreement with the sponsor of the index is terminated, or the index calculation is substantially changed. However, you should be aware that we may unilaterally terminate our agreement with the sponsor of an index without cause. Further, we may consider an index to have substantially changed if the fixed number of constituents materially changes in the index or the criteria for eligibility in the index with respect to size, liquidity, profitability and sector and/or market representation materially changed for the index. You will earn the index credit for the contract linked to the last published value of the replaced index before its replacement if we replace an index before a contract anniversary date. If an index is changed during a contract year, you will not participate in an increase in the value of either the old or new index for the remainder of the contract year. If we change the index, it will not affect the minimum guarantees, if any, in the indexed account. If you do not wish to remain in the indexed account with the replacement index, you have the option to allocate your contract value to the remaining accounts available under the contract. There may be only one remaining indexed account, and no fixed account, to which to allocate contract value.

IN EITHER OF THE SITUATIONS DESCRIBED ABOVE INVOLVING THE ELIMINATION OF AN ACCOUNT OR THE CHANGE IN AN INDEXED ACCOUNT'S INDEX, IF YOU DO NOT WISH TO ALLOCATE YOUR CONTRACT VALUE TO ONE OR MORE REMAINING ACCOUNTS AVAILABLE UNDER THE CONTRACT AND ACCORDINGLY WISH TO WITHDRAW YOUR CONTRACT VALUE FROM THE ACCOUNT OR SURRENDER THE CONTRACT, YOU MAY BE SUBJECT TO A SURRENDER CHARGE AND MARKET VALUE ADJUSTMENT, WHICH MAY RESULT IN A LOSS OF PRINCIPAL AND EARNINGS.

IF WE ELIMINATE ANY TWO OF THE THREE INDEXED ACCOUNTS DESCRIBED IN THIS PROSPECTUS, YOU MAY SURRENDER YOUR CONTRACT WITHOUT THE IMPOSITION OF A SURRENDER CHARGE AND/OR A NEGATIVE MARKET VALUE ADJUSTMENT WITHIN 45 DAYS OF THE DATE WE MAIL THE NOTICE TO YOU OF THE ELIMINATION OF THE SECOND INDEXED ACCOUNT DESCRIBED IN THIS PROSPECTUS.

[diamond] Liquidity Risk--This product is designed for long-term investment and should be held for the length of the surrender charge period or longer. Some liquidity is provided through the free withdrawal provision. However, if you withdraw more than the free withdrawal amount, a surrender charge and MVA will be applied, which may result in the loss of principal and earnings.

THE ACCUMULATION PERIOD
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    The contract can help you save for retirement or other long-term purposes during the accumulation period. The accumulation period begins on the CONTRACT DATE and continues until you begin to receive annuity payments. The contract is available in connection with certain retirement plans that qualify for special federal income tax treatments ("qualified plans"), as well as those that do not qualify for such treatment ("non-qualified plans"). Purchase of this contract through a qualified plan does not provide any additional tax deferral benefits beyond those provided by the contract. Accordingly, if you are purchasing this contract through a qualified plan, you should consider this contract for its annuity option benefits.

CONTRACT VALUE
    Your contract value at any time during the accumulation period is equal to the sum of the ACCOUNT VALUE of the Fixed Account and Indexed Accounts.

PREMIUM
    The amount applied to this contract will be the single premium received minus a deduction for any applicable state and local tax. No benefit associated with any single premium will be provided until it is actually received by us.

    Generally, we require a minimum single premium payment of:

[diamond] Nonqualified plans--$25,000

[diamond] Qualified plans--$25,000

    A contract may not be purchased for a proposed owner who is 86 years of age or older. A premium payment in excess of $1,000,000 requires our prior approval. We reserve the right to reject any application or waive this limitation, AT OUR SOLE DISCRETION.

    Your premium payment becomes part of the SEPARATE ACCOUNT, which supports our insurance and annuity obligations. For more information, see "PHL Variable and the Separate Account."

FIXED ACCOUNT AND INDEXED ACCOUNTS
    Currently, one Fixed Account and three Indexed Accounts are available for investing. The Fixed Account is not available in Alabama, Florida and Nevada. The Fixed Account earns interest daily, and the rate is declared annually and guaranteed for one year. Each of the Indexed Accounts earns index credits that are linked to the performance of the S&P 500(R) Index, and the index credits will never be less than 0%. For more information, please see the "Fixed Account and Interest Rates" and the "Indexed Accounts and Index Credit" sections of this Prospectus.

PREMIUM ALLOCATION
    Your premium payment will be applied within two business days after its receipt at our Annuity Operations Division if the application or order form is complete. If we do not receive all of the necessary application information, we will hold your premium payment while we attempt to complete the application. If the application is not completed within five business days, we will inform you of the reason for the delay and return your premium payment, unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your premium payment as requested and issue your contract. Please note that prior to the completion of your application or order form, we will hold the premium in a suspense account, which is a non-interest-bearing account.

REALLOCATION OF CONTRACT VALUE
    During the 30 days before each CONTRACT ANNIVERSARY, you may reallocate your contract value among the available ACCOUNTS. You may make your reallocation request in writing, or by telephone. WRITTEN REQUESTS must be received in a form satisfactory to us at our Annuity Operations Division. The company and Phoenix Equity Planning Corporation ("PEPCO"), our national distributor, will use reasonable procedures to confirm that telephone reallocation requests are genuine. We require verification of account information and may record telephone instructions on tape. The company and PEPCO may be liable for following unauthorized instructions if we fail to follow our established security procedures. However, you will bear the risk of a loss resulting from instructions entered by an unauthorized third party that the company and PEPCO reasonably believe to be genuine. We must receive the request prior to the contract anniversary. Your request will be effective as of the contract anniversary, after index crediting for the past year. There is no charge for contract value reallocation.

CONTRACT FEATURES
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DEATH BENEFIT
[diamond] BEFORE MATURITY DATE
    A death benefit is payable as described below when any owner (or primary annuitant when the contract is owned by a non-natural person) dies.

>   DEATH OF AN OWNER
    If the owner dies before the MATURITY DATE, the death benefit will be paid to the BENEFICIARY.

>   DEATH OF AN OWNER - MULTIPLE OWNERS
    If there is more than one owner, a death benefit is payable upon the first owner to die. The death benefit is paid to the surviving owner(s) as the designated beneficiary(s).

>   DEATH OF AN ANNUITANT WHO IS NOT THE OWNER
    If the owner and the annuitant are not the same individual and the annuitant dies prior to the maturity date, the owner becomes the annuitant, unless the owner appoints a new annuitant. If a joint annuitant dies prior to the maturity date, the owner may appoint a new joint annuitant; however, there may be tax consequences. The death of the annuitant or joint annuitant will not cause the death benefit to be paid.

>   SPOUSAL BENEFICIARY CONTRACT CONTINUANCE
    If the spouse of a deceased owner, as designated beneficiary, is entitled to receive all or some portion of the death benefit amount, the spouse may elect to continue the contract as the new owner. This election is only allowed prior to the maturity date and can be elected only one time. When the spouse elects to continue the contract, the death benefit amount that the spouse is entitled to receive will become the new contract value for the continued contract.

>   OWNERSHIP OF THE CONTRACT BY A NON-NATURAL PERSON
    If the owner is not an individual, and the primary annuitant dies before the maturity date, we will pay the death benefit to the owner. If a joint annuitant dies, a death benefit will not be paid. The owner may appoint a new joint annuitant.

    The death benefit amount equals the contract value as of the date of death. No market value adjustment, surrender charge or index credit for the year in which the death occurred will be included in the death benefit calculation. The death benefits provided under this contract will not be less than the minimum benefits required by the state where the contract is delivered.

[diamond] AFTER MATURITY DATE
    If an owner dies on or after the maturity date, any remaining annuity payments will be paid according to the annuity payment option in effect on the date of death. If there is a surviving owner, the payments will be paid to the surviving owner. If there is no surviving owner, the payments will be paid to the beneficiary. Payments may not be deferred or otherwise extended.

    If the annuitant and/or joint annuitant dies, any remaining period certain annuity payments will be paid according to the annuity payment option in effect on the date of death. If the annuitant and/or joint annuitant are survived by any owner(s), the payments will be paid to the owner(s). If not, the payments will be paid to the beneficiary. Payments may not be deferred or otherwise extended.

FIXED ACCOUNT AND INTEREST RATES
    The Fixed Account earns interest daily. The fixed interest rate is declared annually and is guaranteed for one year. While the company has no specific formula for determining the fixed interest rate, we may consider various factors, including, but not limited to the yields available on the instruments in which we intend to invest the proceeds from the contract, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. THERE IS A 1.5% MINIMUM GUARANTEED INTEREST RATE. Subsequent interest rates may be higher or lower than the initial fixed interest rate and are determined IN OUR SOLE DISCRETION. If you withdraw a portion of your contract value or surrender the contract, the market value adjustment, as described below, may result in a loss of the credited interest in the Fixed Account. The Fixed Account is not available in Alabama, Florida and Nevada.

    If we delete the Fixed Account, you will have the option to invest in indexed accounts only. There may be only one remaining indexed account into which to invest. We reserve the right to delete the Fixed Account at the contract anniversary IN OUR SOLE DISCRETION and not add a new fixed account.

    On the contract date, the account value of the Fixed Account is equal to the portion of the premium allocated to the fixed account. Thereafter, the account value for the Fixed Account equals:

1.  the initial allocation and any reallocation to the Fixed Account; plus

2.  interest credited; less

3.  any reallocation of contract value from the Fixed Account; less

4. withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

INDEXED ACCOUNTS AND INDEX CREDIT
    Currently, there are three different Indexed Accounts. On the contract date, the account value for an Indexed Account equals the portion of the premium allocated to the indexed account as of the contract date.

    On each contract anniversary, the account value equals:

1. the account value immediately preceding the contract anniversary, multiplied by the resulting value of (1 + the applicable index credit); less

2.  reallocation, if any, from the indexed account; plus

3.  reallocation, if any, to the indexed account; less

4. withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

    Index credit is based on account value before reallocation. Reallocations are effective after the index crediting on each contract anniversary.

    On any other date, the account value for an indexed account equals:

1. the account value for the indexed account on the preceding contract anniversary; less

2. any withdrawals (including applicable market value adjustments, surrender charges and state and local tax deductions) from the Indexed Account since the preceding contract anniversary. Please see the "State and Local Tax" section on page 10 for more information about tax deductions.

    For the first contract year, the contract date is considered the preceding contract anniversary.

    Each of the Indexed Accounts earns index credits that are linked to the performance of the S&P 500(R) Index. The performance or index value of the S&P 500(R) Index is its published value, excluding any dividends paid by the companies that comprise the index. The index credit is calculated annually on each contract anniversary and is credited immediately. The index credit will never be less than the guaranteed minimum index credit. THE GUARANTEED MINIMUM INDEX CREDIT IS 0% AND WILL NEVER BE LESS THAN 0%, EVEN IF WE ADD NEW INDEXED ACCOUNTS. Therefore, you are assuming the risk that an investment in an indexed account could potentially offer no return. The index credit is based on the performance of the index for the last CONTRACT YEAR. Amounts withdrawn or surrendered effective on the contract anniversary will receive the index credit for the past contract year. Amounts withdrawn or surrendered prior to the end of a contract year will not receive the index credit for that contract year.

[diamond] INDEXED ACCOUNT A - Point-to-Point with Cap Indexed Account

    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year. The index credit is subject to a maximum crediting percentage ("index cap"). To determine the index credit as a percentage, we first calculate the index growth, which equals:

    (index value on the contract anniversary / index value on the preceding contract anniversary) - 1 and then we convert the decimal to the equivalent percentage.

    The index credit equals the lesser of the index growth and the applicable index cap, but will never be less than 0%.

    The index cap is the maximum index credit percentage that can be applied to the account value in any given contract year. For the first contract year, the initial index cap as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index cap will be declared and guaranteed for the following contract year. The subsequent index caps may be higher or lower than the initial index cap, but will not be lower than the guaranteed minimum index cap.

    THE GUARANTEED MINIMUM INDEX CAP IS 3%. Although it does not affect the guaranteed minimum index cap, your selection of the five or seven year surrender charge schedule may effect the index credit. See Surrender Charges on page 11.

    If the index cap is 3% and the performance of the index is between 0% and 3%, the indexed account will be credited with the index growth amount of 0% through 3%. If the performance of the index is above 3%, the indexed account will be credited with the index credit of 3%. The company AT ITS SOLE DISCRETION will make the determination whether to declare an index cap above the guaranteed minimum index cap of 3%. While the company has no specific formula for determining an index cap above the minimum index cap of 3%, we may consider various factors, including, but not limited to the yields available on the instruments in which we intend to invest the proceeds from the contract, the costs of hedging our investments to meet our contractual obligations, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. For example, if the company, IN ITS SOLE DISCRETION, declares an index cap of 8%, and the performance of the index is between 0% and 8%, the indexed account will be credited with the index growth amount of 0% through 8%. In this case, if the performance of the index is above 8%, the indexed account will be credited with the index credit of 8%. AT ANY TIME, IF THE PERFORMANCE OF THE INDEX IS BELOW 0%, THE INDEXED ACCOUNT WILL BE CREDITED WITH AN INDEX CREDIT OF 0%. Therefore, you are assuming the risk that an investment in this indexed account would offer no return.

[diamond] INDEXED ACCOUNT B - Performance Trigger Indexed Account

    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year.

    To determine the index credit as a percentage, we first calculate the index growth, which equals:

    (index value on the contract anniversary / index value on the preceding contract anniversary) - 1 and then we convert the decimal to an equivalent percentage.

    The index credit equals the triggered rate if the index growth is greater than zero. If the index growth is zero or less, the index credit will be 0%.

    For the first contract year, the triggered rate as shown on the contract schedule page is used. On each subsequent contract anniversary, a new triggered rate will be declared and guaranteed for the following contract year. The subsequent triggered rates may be higher or lower than the initial triggered rate, but will not be lower than the guaranteed minimum triggered rate. THE GUARANTEED MINIMUM TRIGGERED RATE IS 2%. Although it does not affect the guaranteed minimum triggered rate, your selection of the five or seven year surrender charge schedule may effect the index credit. See Surrender Charges on page 11.

    If the triggered rate is 2% and the index growth is greater than 0%, the indexed account will be credited with the triggered rate of 2%. The company, AT ITS SOLE DISCRETION, will make the determination to declare a triggered rate above the guaranteed minimum triggered rate. While the company has no specific formula for determining a triggered rate above the guaranteed minimum triggered rate, we may consider various factors, including, but not limited to the yields available on the instruments in which we intend to invest the proceeds from the contract, the costs of hedging to meet our contractual obligations, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. For example, if the company, IN ITS SOLE DISCRETION, declares a triggered rate of 5%, and the performance of the index is above 0%, the indexed account will be credited with an index credit of 5%. AT ANY TIME, IF THE PERFORMANCE OF THE INDEX IS BELOW 0%, THE INDEXED ACCOUNT WILL BE CREDITED WITH AN INDEX CREDIT OF 0%. Therefore, you are assuming the risk that an investment in this indexed account could potentially offer no return.

[diamond] INDEXED ACCOUNT C - Monthly Average with Spread Indexed Account

    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year.

    To determine the index credit as a percentage, we first calculate the averaged index growth, which equals:

    ((the sum of the index values on each monthly processing dates during the contract year / 12) / index value on the preceding contract anniversary) - 1 and then we convert the decimal to the equivalent percentage.

    Monthly processing date is defined as the same date of each month for the twelve months following the contract date or subsequent contract anniversary. If the date does not exist in a month the last day in the month will be used.

    The index credit equals the averaged index growth less the index spread, but will never be less than 0%.

    The index spread is the amount subtracted from the averaged index growth when the index credit is calculated. For the first contract year, the initial index spread as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index spread will be declared and guaranteed for the following contract year. The subsequent index spreads may be higher or lower than the initial index spread, but will not be higher than the guaranteed maximum index spread. THE GUARANTEED MAXIMUM INDEX SPREAD IS 9%. Although it does not affect the guaranteed maximum index spread, your selection of the five or seven year surrender charge schedule may effect the index credit. For more information, see Surrender Charges. The company, AT ITS SOLE DISCRETION, will make the final determination as to the index spread declared. While the company has no specific formula for determining an index spread below the guaranteed maximum index spread, we may consider various factors, such as the yields available on the instruments in which we intend to invest the proceeds from the contract, the costs of hedging to meet our contractual obligations, regulatory and tax requirements, sales commissions, administrative expenses, general economic trends and competitive factors. For example, if the average index growth is 9% and the company, IN ITS SOLE DISCRETION, declares an index spread of 5%, the indexed account will be credited with an index credit of 4%. If the average index growth is 9%, and the company, IN ITS SOLE DISCRETION, uses the guaranteed maximum index spread at 9%, the indexed account will be credited with 0%. Therefore, you are assuming the risk that an investment in this indexed account could potentially offer no return.

    The contract currently provides four accounts to which you may allocate your premium payment or contract value -- three Indexed Accounts and one Fixed Account, as discussed above. You should be aware that the contract permits us to eliminate any account as described below:

o We may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

o We reserve the right to eliminate any indexed account IN OUR SOLE DISCRETION upon thirty days written notice. We will only eliminate an indexed account at a contract anniversary, and you will earn the index credit for the indexed account for the prior contract year.

o We reserve the right to eliminate the Fixed Account IN OUR SOLE DISCRETION upon thirty days notice and not add a new fixed account. We will only delete the Fixed Account on a contract anniversary, and you will earn the interest credited through the end of the prior contract year.

    Our ability to eliminate accounts at any time may adversely impact your contract value for the following reason. There are guarantees applicable to each of the three Indexed Accounts currently offered that provide a minimum participation in the increase in value of the S&P 500 Index, if any, with respect to your contract value allocated to the account. These guarantees are described in this prospectus above. Similarly, there is a 1.5% minimum guaranteed interest rate applicable to the Fixed Account. The contract does not permit us to reduce or eliminate the guarantees applicable to any of these accounts as long as we continue to offer the accounts. However, we are permitted IN OUR SOLE DISCRETION to eliminate any account in the future. If we eliminate an account, you may reallocate any contract value that was invested in the account to another account available at that time (contract value may not remain in an account that has been eliminated). If one or more of the accounts described in this prospectus is available at the time, you may reallocate your contract value to any of these accounts and the guarantees described in this prospectus will apply. However, the account or accounts currently available at the time you may reallocate your account value may not be described in this prospectus and may not provide any guarantees. Additionally, while the contract permits us to add new accounts, we are not required to do so. If we do add new accounts, the accounts may provide no guarantees, or guarantees that provide less protection than the guarantees applicable to the three Indexed Accounts or the Fixed Account currently available under the contract. For example, if we added an indexed account, the new indexed account may not have any guarantees, may be tied to an index other than the index in your current indexed account, may have a different formula for determining the index credit, and may be set up in a different manner to measure the index credit, among other differences. Accordingly, we may add and delete indexed accounts which may result in your investment in the contract earning no return even if the index associated with the indexed account increases in value. We guarantee that the contract will have at least one indexed account.

    You should be aware that even if we do not eliminate a particular indexed account, we may change the index used to measure the index credit applicable to such account upon thirty days written notice, which index we IN OUR SOLE DISCRETION deem to be appropriate. The new index would provide different performance than the old index. We are permitted to change an index only if the index for a particular indexed account is discontinued, our agreement with the sponsor of the index is terminated, or the index calculation is substantially changed. However, you should be aware that we may unilaterally terminate our agreement with the sponsor of an index without cause. Further, we may consider an index to have substantially changed if the fixed number of constituents materially changes in the index or the criteria for eligibility in the index with respect to size, liquidity, profitability and sector and/or market representation materially changed for the index. You will earn the index credit for the contract linked to the last published value of the replaced index before its replacement if we replace an index before a contract anniversary date. If an index is changed during a contract year, you will not participate in an increase in value of either the old or new index for the remainder of the contract year. If we change the index, it will not affect the minimum guarantees, if any, in the indexed accounts. If you do not wish to remain in the indexed account with the replacement index, you have the option to allocate your contract value to the remaining accounts available under the contract. There may be only one remaining indexed account, and no fixed account, to which to allocate contract value.
                                       9

    IN EITHER OF THE SITUATIONS DESCRIBED ABOVE INVOLVING THE ELIMINATION OF AN ACCOUNT OR THE CHANGE IN AN INDEXED ACCOUNT'S INDEX, IF YOU DO NOT WISH TO ALLOCATE YOUR CONTRACT VALUE TO ONE OR MORE REMAINING ACCOUNTS AVAILABLE UNDER THE CONTRACT AND ACCORDINGLY WISH TO WITHDRAW YOUR CONTRACT VALUE FROM THE ACCOUNT OR SURRENDER THE CONTRACT, YOU MAY BE SUBJECT TO A SURRENDER CHARGE AND MARKET VALUE ADJUSTMENT, WHICH MAY RESULT IN A LOSS OF PRINCIPAL AND EARNINGS.

    IF WE ELIMINATE ANY TWO OF THE THREE INDEXED ACCOUNTS DESCRIBED IN THIS PROSPECTUS, YOU MAY SURRENDER YOUR CONTRACT WITHOUT THE IMPOSITION OF A SURRENDER CHARGE AND/OR A NEGATIVE MARKET VALUE ADJUSTMENT WITHIN 45 DAYS OF THE DATE WE MAIL THE NOTICE TO YOU OF THE ELIMINATION OF THE SECOND INDEXED ACCOUNT DESCRIBED IN THIS PROSPECTUS.

NURSING HOME WAIVER
    Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge, provided that:

[diamond] more than one year has elapsed since the contract date; and

[diamond] the withdrawal is requested within two years of the owner's admission into a licensed nursing home facility; and

[diamond] the owner has been confined to the licensed nursing home facility (as defined below) for at least the preceding 120 days.

    A licensed nursing home facility is defined as a state licensed hospital or state licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis. The owner must provide us with satisfactory evidence of confinement by written notice. There is no fee for this waiver. This waiver is subject to state approval.

TERMINAL ILLNESS WAIVER
    Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge in the event of the owner's terminal illness. Terminal Illness is defined as an illness or condition that is expected to result in the owner's death within six months. The owner must provide us with a satisfactory written notice of terminal illness by a licensed physician, who is not the owner or a member of the owner's family. We reserve the right to obtain a second medical opinion from a physician of our choosing at our expense. There is no fee for this waiver. This waiver is subject to state approval.

WITHDRAWALS AND SURRENDERS
    You may request a withdrawal from or full surrender of the contract ("surrender") from the contract value at any time prior to the maturity date. Requests must be made in writing and should include tax-withholding information.

    You may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge. This amount is referred to as the free withdrawal amount. During the first contract year, the free withdrawal amount will be determined based on the contract value at the time of the first withdrawal. In all subsequent years, the free withdrawal amount will be based on the contract value on the previous contract anniversary. Any unused percentages of the free withdrawal amount from prior years may not be carried forward to future contract years.

    Please note that withdrawal or surrender amounts in excess of the 10% free withdrawal amount before the end of the surrender charge schedule will be subject to a market value adjustment that can result in a loss or gain, a surrender charge and tax deduction(s).

CHARGES
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    IF WE ELIMINATE ANY TWO OF THE THREE INDEXED ACCOUNTS DESCRIBED IN THIS PROSPECTUS, YOU MAY SURRENDER YOUR CONTRACT WITHOUT THE IMPOSITION OF A SURRENDER CHARGE AND/OR A NEGATIVE MARKET VALUE ADJUSTMENT WITHIN 45 DAYS OF THE DATE WE MAIL THE NOTICE TO YOU OF THE ELIMINATION OF THE SECOND INDEXED ACCOUNT DESCRIBED IN THIS PROSPECTUS.

MARKET VALUE ADJUSTMENT
    A market value adjustment is applied to withdrawals or surrenders prior to the end of the surrender charge schedule elected. The market value adjustment is intended to approximate, without exactly replicating, the gains or losses that may be incurred by the company when it liquidates assets in order to satisfy certain contractual obligations, such as withdrawals or surrenders. When liquidating assets, the company may realize either a gain or loss because of a change in interest rates from the time of initial investment. The market value adjustment may result in a gain or loss to your contract value and applies to both fixed and indexed accounts.

    The market value adjustment equals the contract value withdrawn or surrendered in excess of the free withdrawal amount multiplied by the following:

              |--           1+i          --| (n/12)
              |                            |
              |     ___________________    |           -1
              |                            |
              |         1+j+0.0050         |
              |--                        --|
where:

   i-is the Treasury Constant Maturity yield as published by the Federal
     Reserve on the business day prior to the contract date for the maturity matching the duration of the surrender charge period;

   j-is the Treasury Constant Maturity yield as published by the Federal
     Reserve on the business day prior to the date of withdrawal or surrender for the maturity matching the remaining years in the surrender charge period (fractional years rounded up to the next full year);

   n-is the number of complete months from the time of withdrawal or surrender to the end of the surrender charge period.

    If a Treasury Constant Maturity yield for a particular maturity is not published, the yield will be interpolated between the yields for maturities that are published. If the Treasury Constant Maturity yields are no longer published, we will choose a suitable replacement, subject to any regulatory approvals and provide you with notice accordingly.

    A positive market value adjustment will increase the amount withdrawn or surrendered. There is no limit on a positive market value adjustment. A negative market value adjustment will decrease the amount withdrawn or surrendered. A negative market value adjustment will not decrease the amount withdrawn or surrendered by more than the interest or index credit earnings proportionately attributable to the withdrawal or surrender amount.

    The market value adjustment is waived on the free withdrawal amount, on death, and on annuitization if annuitization occurs after five contract years. The market value adjustment is not waived on the nursing home and terminal illness waivers.

SURRENDER CHARGES
    In addition to the application of a market value adjustment, a surrender charge may apply to a withdrawal or surrender of the contract prior to the end of the surrender charge period specified in your surrender charge schedule. The amount of a surrender charge depends on the period of time your premium payment is held under the contract and which surrender charge schedule you elected (refer to the charts shown below). You must elect a surrender charge schedule at the time of initial purchase of the contract and you cannot change it later. In general, we invest in fixed income securities that correspond to the assumed duration of our contractual obligations under the contract. We assume that generally, (1) a contract with a 5-year surrender charge schedule will be surrendered before a contract with a 7-year surrender charge schedule and (2) a certain number of contracts will be surrendered around the time that the surrender charge schedule expired. Based on these assumptions, the company will invest in shorter term fixed income securities for contract value with respect to the 5-year surrender charge schedule, while it invests in longer term fixed income securities for contract value with respect to the 7-year surrender charge schedule. Fixed income securities of a longer duration tend to earn a higher rate of interest than those of a shorter duration. Therefore, if you elect the 5-year surrender charge schedule, we may credit a lower interest rate or index credit than if you elected the 7-year surrender charge schedule, where we may credit a higher interest rate or index credit. The difference is not fixed and will vary based on market conditions, which we cannot predict.

    The surrender charge is designed to recover the expense of distributing contracts that are surrendered before distribution expenses have been recouped from revenue generated by these contracts. They are deferred charges because they are not deducted from the premium. Surrender charges are waived on the free withdrawal amount and on death benefits. Surrender charges will also be waived when you begin taking annuity payments provided your contract has been in effect for five years. For more information, see "Annuity Payment Options."

    Surrender charges are expressed as a percentage of the lesser of (1) and
(2), where

    (1) is the result of

        (a) the gross amount withdrawn, less

        (b) the 10% free withdrawal amount, adjusted by

        (c) any applicable market value adjustment

    (2) the premium payment less any prior withdrawals for which a surrender charge was paid.

    Surrender charge schedules are as follows:

7-YEAR SURRENDER CHARGE SCHEDULE
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Percent                          7%    7%    7%    6%     6%    5%    5%     0%
--------------------------------------------------------------------------------
Complete Contract Years          0      1     2     3     4      5     6     7+
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5-YEAR SURRENDER CHARGE SCHEDULE
--------------------------------------------------------------------------------
Percent                           7%      7%       7%      6%      6%       0%
--------------------------------------------------------------------------------
Complete Contract Years            0       1       2        3       4       5+
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    This contract allows you to choose between two distinct surrender charge schedules. You should consult with a qualified financial advisor before making your election.

    Since there may be a higher interest rate or index credit for one surrender schedule over the other schedule, you should carefully discuss your individual financial situation with your registered representative before you make an election.

    If you request a gross withdrawal of a specified amount, we will deduct the surrender charge from the amount requested. For a gross withdrawal, the surrender charge is calculated based on the gross amount. If you request a net withdrawal of a specified amount, we will deduct the surrender charge from the remaining contract value. For a net withdrawal, the surrender charge is calculated based on the net amount, plus the applicable surrender charge amount. The withdrawal amount, plus any applicable surrender charge for a net withdrawal, will be deducted from the affected fixed and indexed account on a pro rata basis.

    Any distribution costs not paid for by the surrender charge will be paid by PHL Variable from the assets of the General Account.

STATE AND LOCAL TAX
    State and local tax is considered any tax charged by a state or municipality on premium payments, whether or not it is characterized as premium tax or an excise tax. It is also other state or local taxes imposed or any other governmental fees that may be required based on the laws of the state or municipality of delivery, the owner's state or municipality of residence on the contract date. Taxes on premium payments currently range from 0% to 3.5% and vary from state to state. We will pay any premium payment tax; any other state or local taxes imposed or other governmental fee due and will only reimburse ourselves upon the remittance to the applicable state. For a list of states and taxes, see "Appendix A."

    No federal income taxes are applicable under present law and we are not presently making any such deduction, except for annuity payments if you annuitize the contract value.

THE ANNUITY PERIOD
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ANNUITY PAYMENTS
    Annuity payments will begin on the contract's maturity date if the owner is alive and the contract is still in force.

    If the amount to be applied on the maturity date is less than $2,000, we may pay such amount in one lump sum in lieu of providing an annuity. If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the total contract value on the date the initial annuity payment would be payable, or make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

    Your contract specifies a maturity date at the time of its issuance. However, you may subsequently elect a different maturity date. The maturity date may not be earlier than the fifth contract anniversary. The latest maturity date is the contract anniversary nearest the annuitant's 95th birthday or ten years from the contract date, whichever is later. Generally, under qualified plans, the maturity date must be such that distributions begin no later than April 1st of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity ("IRA").

    The maturity date election must be made by written notice and must be received by us 30 days before the provisional maturity date. If you do not elect a maturity date, which is different from the provisional maturity date, the provisional maturity date becomes the maturity date. Particular care should be taken in electing the maturity date of a contract issued under a Tax Sheltered Annuity ("TSA"), a Keogh plan or an IRA plan. For more information, see "Tax Sheltered Annuities," "Keogh Plans" and "Individual Retirement Accounts."

FIXED ANNUITY PAYMENT OPTIONS
    This contract offers several Fixed Annuity Payment Options. A Fixed Annuity Payment Option provides a series of fixed payments at regular intervals over a specified period or the life of the annuitant. If you have not selected a Fixed Annuity Payment Option by the maturity date, the default annuity payment is based on Annuity Payment Option A--Life Annuity with 10-Year Period Certain and as long as the annuitant lives. Instead, you may, by sending a written request to our Annuity Operations Division on or before the maturity date of the contract, elect any of the other Annuity Payment Options. After the first annuity payment, you may not change the elected Annuity Payment Option.

    The level of annuity payments payable under the following Annuity Payment Options is based upon the option selected. The amount of each annuity payment will be based on the contract value on the maturity date and the annuity purchase rates. In addition, factors such as the age at which annuity payments begin, the form of annuity, annuity payment rates, and the frequency of annuity payments will affect the level of annuity payments. The longer the duration and more frequent the payments, the lower the annuity payment amount. The contract is issued with guaranteed minimum annuity payment rates, however, if the current rate is higher, we'll apply the higher rate.

    The following are descriptions of the Annuity Payment Options currently available under a contract. These descriptions should allow you to understand the basic differences between the options; however, you should contact our Annuity Operations Division well in advance of the date you wish to elect an option to obtain estimates of annuity payments under each option.

[diamond] OPTION A - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN
          A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the specified period certain has passed, then payments will continue to be made to the surviving owner or the beneficiary for the remainder of the period certain. The period certain may be specified as 5, 10 or 20 years. The period certain must be specified at the time this option is elected.

[diamond] OPTION B - NON-REFUND LIFE ANNUITY
          A fixed payout annuity payable monthly while the annuitant is living. No monthly payment, death benefit or refund is payable after the death of the annuitant.

[diamond] OPTION C - RESERVED

[diamond] OPTION D - JOINT AND SURVIVOR LIFE ANNUITY
          A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

[diamond] OPTION E - INSTALLMENT REFUND LIFE ANNUITY
          A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the annuity payments made under this option total an amount that refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.

[diamond] OPTION F - JOINT AND SURVIVOR LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN
          A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. If the annuitant and the joint annuitant die before the 10-year period certain has passed, then payments will continue to be made to the surviving owner or the beneficiary for the remainder of the 10-year period certain. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

[diamond] OPTION G - PAYMENTS FOR A SPECIFIED PERIOD
          A fixed payout annuity payable monthly over a specified period. Payments continue whether the annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the annuitant. However, if the Beneficiary of any death benefits payable under this contract elects this Payment Option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary.

[diamond] OPTION H - PAYMENTS OF A SPECIFIED AMOUNT
          Equal income installments of a specified amount are paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide payments for a period of at least 5 years.

CALCULATION OF FIXED ANNUITY PAYMENTS
    The guaranteed annuity payment rates will be no less favorable than the following:

[diamond] under Annuity Payment Options A, B, D, E and F, rates are based on the
          2000 Individual Annuity Mortality Table with a 10 year age setback, which results in lower payments than without the setback, and an interest rate of 2.5%.

[diamond] under Options G and H, the interest rate is 1.5%. The Society of Actuaries developed these tables to provide payment rates for annuities based on a set of mortality tables acceptable to most regulating authorities. It is possible that we may have more favorable (i.e., higher-paying) rates in effect on the maturity date.

OTHER OPTIONS AND RATES
    We may offer other annuity payment options or alternative versions of the options listed above. Other values and tables may be used for other payment options that we may make available.

OTHER CONDITIONS
    Federal income tax requirements currently applicable to most qualified plans provide that the period of years guaranteed under joint annuities with specified periods certain (see "Option D" above) could not be any greater than the joint life expectancies of the payee and his or her spouse.

    Federal income tax requirements also provide that participants in regular or SIMPLE IRAs must begin minimum distributions by April 1 of the year following the year in which they attain age 70 1/2. Minimum distribution requirements do not apply to Roth IRAs. Distributions from qualified plans generally must begin by the later of actual retirement or April 1 of the year following the year participants attain age 70 1/2. Any required minimum distributions must be such that the full amount in the contract will be distributed over a period not greater than the participant's life expectancy or the combined life expectancy of the participant and his or her spouse or designated beneficiary. Distributions made under this method are generally referred to as Life Expectancy Distributions ("LEDs"). An LED program is available to participants in qualified plans or IRAs. Requests to elect this program must be made in writing.

    Under the LED program, regardless of contract year, amounts up to the required minimum distribution may be withdrawn without a deduction for surrender charges, even if the minimum distribution exceeds the 10% allowable amount. See "See Withdrawals and Surrenders on page 8." Any amounts withdrawn during the surrender charge period that are in excess of both the minimum distribution and the 10% free available amount will be subject to any applicable surrender charge.

MISCELLANEOUS PROVISIONS
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AMENDMENTS TO CONTRACTS
    Contracts may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the contract may need to be approved by contract owners and state insurance departments. A change in the contract that necessitates a corresponding change in this Prospectus must be filed with the SEC.

ASSIGNMENT
    Owners of contracts issued in connection with non-tax qualified plans may assign their interest in the contract to a spouse or a grantor trust. A written notice of such assignment must be filed with our Annuity Operations Division before it will be honored.

    A pledge or assignment of a contract is treated as payment received on account of a partial surrender of a contract.

    In order to qualify for favorable tax treatment, contracts issued in connection with tax qualified plans may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

FREE LOOK PERIOD
    We may mail the contract to you or we may deliver it to you in person. You may return a contract for any reason within ten days after you receive it and receive a refund of your premium payment less any withdrawals made as of the date of cancellation. A longer Free Look Period may be required by your state.

MISSTATEMENTS
    If the age or sex of the annuitant or joint annuitant has been misstated, any benefits payable will be adjusted to the amount that the contract value would have purchased based on the annuitant's or joint annuitant's correct age and sex. Overpayments and underpayments made by the company will be charged or credited, as applicable, against future payments to be made under the contract. Interest will be charged on overpayments and credited on underpayments as required by the laws of the state where this contract is delivered.

OWNERSHIP OF THE CONTRACT
    Ordinarily, the purchaser of a contract is both the owner and the annuitant and is entitled to exercise all the rights under the contract. However, the owner may be an individual or entity other than the annuitant. More than one owner may own a contract as joint owner. Transfer of the ownership of a contract may involve federal income tax consequences, and a qualified advisor should be consulted before any such transfer is attempted.

PAYMENT DEFERRAL
    Payment of the contract value in a single sum upon a withdrawal or full surrender of the contract will ordinarily be made as soon as practicable after receipt of the written request by our Annuity Operations Division.

TERMINATION
    If the contract value becomes zero, the contract will immediately terminate unless determined otherwise by an effective rider, amendment or endorsement.

TAXES
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INTRODUCTION
    The contracts are designed for use with retirement plans which may or may not be tax-qualified plans ("qualified plans") under the provisions of the Internal Revenue Code of 1986, (the "Code"). The ultimate effect of federal income taxes on the amounts held under a contract, on annuity payments and on the economic benefits of the contract owner, annuitant or beneficiary depends on our income tax status, on the type of retirement plan for which the contract is purchased, and upon the income tax and employment status of the individual concerned.

    The following discussion is general in nature and is not intended as tax advice. The income tax rules are complicated and this discussion is intended only to make you aware of the issues. Each person concerned should consult a professional tax advisor.

COMPANY INCOME TAX STATUS
    We are taxed as a life insurance company under Part 1 of Subchapter L of the Code.

TAXATION OF ANNUITIES IN GENERAL--NON-QUALIFIED PLANS
    Section 72 of the Code governs taxation of annuities. In general, an owner is not taxed on increases in value of the units held under a contract until some form of distribution is made. However, in certain cases the increase in value may be subject to tax currently. In the case of contracts not owned by natural persons, see "Contracts Owned by Non-Natural Persons."

SURRENDERS OR WITHDRAWALS PRIOR TO THE CONTRACT
MATURITY DATE
    Code Section 72 provides that a withdrawal or surrender of the contract prior to the contract maturity date will be treated as taxable income to the extent the amounts held under the contract exceed the "investment in the contract." The "investment in the contract" is that portion, if any, of purchase payments by or on behalf of an individual under a contract that have not been excluded from the individual's gross income. The taxable portion is taxed as ordinary income in an amount equal to the value of the amount received in excess of the "investment in the contract" on account of a withdrawal or surrender of a contract. For purposes of this rule, a pledge or assignment of a contract is treated as a payment received on account of a withdrawal from a contract.

SURRENDERS OR WITHDRAWALS ON OR AFTER THE CONTRACT
MATURITY DATE
    Upon receipt of a lump sum payment under the contract, the recipient is taxed on the portion of the payment that exceeds the investment in the contract. Ordinarily, such taxable portion is taxed as ordinary income.

    For fixed annuity payments, the taxable portion of each payment is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the contract bears to the total expected amount of annuity payments for the term of the contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed as ordinary income. For certain types of qualified plans, there may be no investment in the contract resulting in the full amount of the payments being taxable. A simplified method of determining the exclusion ratio is effective with respect to qualified plan annuities started after November 18, 1996.

    Withholding of federal income taxes on all distributions may be required unless the recipient elects not to have any amounts withheld and properly notifies our Annuity Operations Division of that election.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS
    Amounts surrendered, withdrawn or distributed before the taxpayer reaches age 59 1/2 are subject to a penalty tax equal to ten percent (10%) of the portion of such amount that is includable in gross income. However, the penalty tax will not apply to withdrawals: (i) made on or after the death of the owner (or where the owner is not an individual, the death of the "primary annuitant," who is defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the contract);
(ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a Series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans (such distributions may, however, be subject to a similar penalty under Code Section 72(t) relating to distributions from qualified retirement plans and to a special penalty of 25% applicable specifically to SIMPLE IRAs or other special penalties applicable to Roth IRAs); (v) allocable to investment in the contract before August 14, 1982;
(vi) under a qualified funding asset (as defined in Code Section 130(d)); (vii) under an immediate annuity contract (as defined in Code Section 72(u)(4)); or
(viii) that are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

    If the penalty tax does not apply to a withdrawal as a result of the application of item (iii) above, and the Series of payments are subsequently modified (other than by reason of death or disability), the tax for the first year when the modification occurs will be increased by an amount (determined by the Treasury regulations) equal to the tax that would have been imposed but for item (iii) above, plus interest for the deferral period, but only if the modification takes place: (a) within 5 years from the date of the first payment, or (b) before the taxpayer reaches age 59 1/2.

    Separate tax withdrawal penalties apply to qualified plans. See "Penalty Tax on Surrenders and Withdrawals from Qualified Contracts."

ADDITIONAL CONSIDERATIONS

DISTRIBUTION-AT-DEATH RULES
    In order to be treated as an annuity contract for federal income tax purposes, a contract must provide the following two distribution rules: (a) if the owner dies on or after the contract maturity date, and before the entire interest in the contract has been distributed, the remainder of the owner's interest will be distributed at least as quickly as the method in effect on the owner's death; and (b) if a owner dies before the contract maturity date, the owner's entire interest generally must be distributed within five (5) years after the date of death, or if payable to a designated beneficiary, may be annuitized over the life or life expectancy of that beneficiary and payments must begin within one (1) year after the owner's date of death. If the beneficiary is the spouse of the owner, the contract (together with the deferral of tax on the accrued and future income hereunder) may be continued in the name of the spouse as owner. Similar distribution requirements apply to annuity contracts under qualified plans (other than Code Section 457 Plans). However, a number of restrictions, limitations and special rules apply to qualified plans and owners should consult with their tax advisor.

    If the primary annuitant, which is not the owner, dies before the maturity date, the owner will become the annuitant unless the owner appoints another annuitant. If the owner is not an individual, the death of the primary annuitant is treated as the death of the owner. In addition, when the owner is not an individual, however, a change in the primary annuitant is treated as the death of the owner. Finally, in the case of non-spousal joint owners, distribution will be required at the earliest death of any of the owners.

    If the owner or a joint owner dies on or after the maturity date, the remaining payments, if any, under the Annuity Payment Option selected will be made at least as rapidly as under the method of distribution in effect at the time of death.

    Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

TRANSFER OF ANNUITY CONTRACTS
    Transfers of nonqualified contracts prior to the maturity date for less than full and adequate consideration to the owner at the time of such transfer, will trigger tax on the gain in the contract, with the transferee getting a step-up in basis for the amount included in the owner's income. This provision does not apply to transfers between spouses and incident to a divorce.

CONTRACTS OWNED BY NON-NATURAL PERSONS
    If a non-natural person (for example, a corporation) holds the contract, the income on that contract (generally the increase in the net surrender value less the premium payments paid) is includable in income each year. The rule does not apply where the non-natural person is the nominal owner of a contract and the beneficial owner is a natural person. The rule also does not apply where the annuity contract is acquired by the estate of a decedent, where the contract is held under a qualified plan, a TSA program or an IRA, where the contract is a qualified funding asset for structured settlements, or where the contract is purchased on behalf of an employee upon termination of a qualified plan.

SECTION 1035 EXCHANGES
    Code Section 1035 provides, in general, that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts generally succeeds to the status of the surrendered contract. If the surrendered contract was issued prior to August 14, 1982, the tax rules that formerly provided that the surrender was taxable only to the extent the amount received exceeds the owner's investment in the contract will continue to apply. In contrast, contracts issued on or after January 19, 1985 are, in a Code Section 1035 exchange, treated as new contracts for purposes of the distribution-at-death rules. Special rules and procedures apply to Code Section 1035 transactions. Prospective owners wishing to take advantage of Code Section 1035 should consult their tax advisors.

MULTIPLE CONTRACTS
    Code Section 72(e)(11)(A)(ii) provides that for contracts entered into after October 21, 1988, for purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all nonqualified annuity contracts issued by the same insurer (or affiliate) to the same owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract maturity date, such as a withdrawal, dividend or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

    The U.S. Treasury Department has specific authority to issue regulations that prevent the avoidance of Code Section 72(e) through the serial purchase of annuity contracts or otherwise. In addition, there may be situations where the Treasury may conclude that it would be appropriate to aggregate two or more contracts purchased by the same contract owner. Accordingly, a contract owner should consult a competent tax advisor before purchasing more than one contract or other annuity contracts.

TAXATION OF ANNUITIES IN GENERAL--QUALIFIED PLANS
    The contracts may be used with several types of qualified plans. TSAs, Keoghs, IRAs, Corporate Pension and Profit-sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made here to provide more than general information about the use of the contracts with the various types of qualified plans. PHL Variable reserves the right at any time to discontinue the availability of this contract for use with qualified plans. Participants under such qualified plans as well as owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the contract issued in connection therewith. For example, PHL Variable will accept beneficiary designations and payment instructions under the terms of the contract without regard to any spousal consent that may be required under the Retirement Equity Act ("REA"). Consequently, a owner's beneficiary designation or elected annuity payment option may not be enforceable.

    Under certain circumstances, the proceeds of a surrender of a contract may qualify for "lump sum distribution" treatment under qualified plans. See your tax advisor if you think you may qualify for "lump sum distribution" treatment. The 5-year averaging rule for lump sum distribution has been repealed for tax years beginning after 1999.

    Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans and Section 403(b) TSA arrangements. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA.

    The new mandatory withholding rules apply to all taxable distributions from qualified plans or TSAs (not including IRAs), except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

    On July 6, 1983, the Supreme Court decided in ARIZONA GOVERNING COMMITTEE VS. NORRIS that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The contracts sold by PHL Variable in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.

    Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.

TAX SHELTERED ANNUITIES ("TSAS")
    Code Section 403(b) permits public school systems and certain types of charitable, educational and scientific organizations, generally specified in Code Section 501(c)(3), to purchase annuity contracts on behalf of their employees and, subject to certain limitations, allows employees of those organizations to exclude the amount of payments from gross income for federal income tax purposes. These annuity contracts are commonly referred to as TSAs.

    For taxable years beginning after December 31, 1988, Code Section 403(b)(11) imposes certain restrictions on a owner's ability to make withdrawals from, or surrenders of, Code Section 403(b) Contracts, if the cash withdrawn is attributable to payments made under a salary reduction agreement. Specifically, Code Section 403(b)(11) allows a owner to make a surrender or withdrawal only
(a) when the employee attains age 59 1/2, separates from service, dies or becomes disabled (as defined in the Code), or (b) in the case of hardship. In the case of hardship, the distribution amount cannot include any income earned under the contract.

    The 1988 Act amended the effective date of Code Section 403(b)(11), so that it applies only with respect to distributions from Code Section 403(b) Contracts which are attributable to assets other than assets held as of the close of the last year beginning before January 1, 1989. Thus, the distribution restrictions do not apply to assets held as of December 31, 1988.

    In addition, in order for certain types of contributions under a Code
Section 403(b) Contract to be excluded from taxable income, the employer must comply with certain nondiscrimination requirements. Owners should consult their employers to determine whether the employer has complied with these rules.

KEOGH PLANS
    The Self-Employed Individual Tax Retirement Act of 1962, as amended permits self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS.

INDIVIDUAL RETIREMENT ANNUITIES
    Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an "IRA." These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants' contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs ("SARSEP") no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and withdrawals from Roth IRAs.

CORPORATE PENSION AND PROFIT-SHARING PLANS
    Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of contracts to provide benefits hereunder.

    These retirement plans may permit the purchase of the contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Participant loans are not allowed under the contracts purchased in connection with these Plans. Purchasers of contracts for use with Corporate Pension or Profit-sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

DEFERRED COMPENSATION PLANS WITH RESPECT TO SERVICE FOR STATE AND LOCAL GOVERNMENTS AND TAX EXEMPT ORGANIZATIONS
    Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the owner is the plan sponsor, and the individual participants in the plans are the annuitants. Under such contracts, the rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the contracts. Effective in 1997 for new state and local government plans, such plans must be funded through a tax-exempt annuity contract held for the exclusive benefit of plan participants.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS FROM QUALIFIED PLANS
    In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 (Keogh and Corporate Pension and Profit-sharing Plans), Tax-Sheltered Annuities and Individual Retirement Annuities other than Roth IRAs. The penalty is increased to 25% instead of 10% for SIMPLE IRAs if distribution occurs within the first two years of the owner's participation in the SIMPLE IRA. To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a owner or annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the owner and his or her spouse and dependents if the owner has received unemployment compensation for at least 12 weeks; and (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the owner, spouse, children or grandchildren of the owner. This exception will no longer apply after the owner has been reemployed for at least 60 days. The exceptions stated in items (d) and (f) above do not apply in the case of an IRA. The exception stated in item (c) applies to an IRA without the requirement that there be a separation from service.

    Generally, distributions from a qualified plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to a regular or SIMPLE IRA and the required distribution rules do not apply to Roth IRAs. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

SEEK TAX ADVICE
    The above description of federal income tax consequences of the different types of qualified plans which may be funded by the contracts offered by this Prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective owner considering adoption of a qualified plan and purchase of a contract in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the contract as an investment vehicle for the qualified plan.

DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------
OVERVIEW
    Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

    PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851. In 1992, in connection with its merger with Home Life Insurance Company, Phoenix redomiciled to New York.

    On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).

    The following chart illustrates our corporate structure as of December 31, 2006.


                          The Phoenix Companies, Inc.
                                        |
             -------------------------------------------------
             |                                                |
 Phoenix Life Insurance Company          Other Domestic and Foreign Subsidiaries
           100%                                           Various %s
            |
-------------
|
PM Holdings, Inc.
     100%
      |
      |
      |--- PHL Variable Insurance Company
      |                100%
      |
      |
      |--- Other Domestic and Foreign Subsidiaries
                        Various %s


    We are a manufacturer of life insurance and annuity products. We provide these products and services through a wide variety of third-party financial professionals. We manufacture a variety of life insurance and annuity products, including universal, variable universal and term life insurance and a range of variable annuity offerings.

    Our profitability depends principally upon:

[diamond] the adequacy of our product pricing, which is primarily a function of our:

          o  ability to select appropriate underwriting risks;

          o  mortality experience;

          o  ability to generate investment earnings;

          o ability to maintain expenses in accordance with our pricing assumptions; and

          o persistency on policies issued (the percentage of policies remaining in force from year to year as measured by premiums);

[diamond] the amount and composition of funds on deposit;

[diamond] the maintenance of our target spreads between the rate of earnings on our investments and interest rates credited to customers; and

[diamond] our ability to manage expenses.

          We derive our revenues principally from:

[diamond] premiums on life insurance;

[diamond] insurance and investment product fees on variable life and annuity products and universal life products; and

[diamond] net investment income and net realized investment gains.

    Under accounting principles generally accepted in the United States of America, or GAAP, premium and deposit collections for variable life, universal life and annuity products are not recorded as revenues. For certain investment options of variable products, collections are reflected on our balance sheet as an increase in separate account liabilities. Collections for universal life, fixed annuities and certain investment options of variable annuities are reflected on our balance sheet as an increase in policyholder deposit funds. Collections for other products are reflected on our balance sheet as an increase in policy liabilities and accruals.
                                       18

    Our expenses consist principally of:

[diamond] insurance policy benefits provided to policyholders, including interest credited on policies;

[diamond] deferred policy acquisition cost amortization;

[diamond] other operating expenses; and

[diamond] income taxes.

    Our sales and financial results are always affected by demographic, industry and market trends. For example, the baby boom generation is in its prime savings years and Americans generally have begun to rely less on defined benefit retirement plans, Social Security and other government programs to meet their postretirement financial needs. In addition, product preferences have shifted between fixed and variable options depending on market and economic conditions. Our balanced product portfolio, including universal life, variable life and variable annuity products, positions us to meet this shifting demand.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
    The following selected financial data should be read in conjunction with the financial statements and notes, which can be found at the end of this Prospectus.

ANNUAL DATA

                                                                       YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------------------------------------
                                                    2006              2005             2004             2003             2002
                                             ---------------   ---------------  ---------------  ----------------   ----------------
REVENUES:
Premiums...................................   $      13,575     $       9,521    $       7,367    $       5,829      $       4,372
Insurance and investment product fees......         180,498           109,270           83,300           65,529             46,915
Investment income, net of expenses.........         129,325           154,374          143,862          133,531             92,472
Net realized investment gains (losses).....          (2,460)          (10,569)           5,121              768            (16,167)
                                             ---------------   ---------------  ---------------  ----------------   ----------------
TOTAL REVENUES.............................         320,938           262,596          239,650          205,657            127,592
                                             ---------------   ---------------  ---------------  ----------------   ----------------

BENEFITS AND EXPENSES:
Policy benefits............................         151,285           130,279          136,760          127,311             98,915
Policy acquisition cost amortization.......          91,168            80,402           45,027           20,040             23,182
Other operating expenses...................          65,388            50,493           35,683           35,288             27,386
                                             ---------------   ---------------  ---------------  ----------------   ----------------
TOTAL BENEFITS AND EXPENSES................         307,841           261,174          217,470          182,639            149,483
                                             ---------------   ---------------  ---------------  ----------------   ----------------
Income (loss) before income taxes..........          13,097             1,422           22,180           23,018            (21,891)
Applicable income taxes (benefit)..........           3,016            (2,801)           5,465            8,369             (8,635)
                                             ---------------   ---------------  ---------------  ----------------   ----------------
NET INCOME (LOSS)..........................   $      10,081     $       4,223    $      16,715    $      14,649      $     (13,256)
                                             ===============   ===============  ===============  ================   ================


                                                                                   DECEMBER 31,
                                             ---------------------------------------------------------------------------------------
                                                    2006              2005             2004             2003              2002
                                             ---------------   ---------------  ---------------  ---------------   -----------------
TOTAL ASSETS...............................   $   5,832,060     $   5,979,155    $   6,035,711    $   5,632,854      $   4,383,520
                                             ===============   ===============  ===============  ===============   =================

ADOPTION OF NEW ACCOUNTING STANDARDS
    In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements", or SAB 108. SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

    Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments", or SFAS 155. SFAS 155 resolves certain issues surrounding the accounting for beneficial interests in securitized financial assets. Our adoption of SFAS 155 did not have a material effect on our financial statements.

    Effective January 1, 2006, we adopted FASB Staff Position Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", or FSP 115-1. FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and thus, our adoption did not have a material effect on our financial statements.

    Effective January 1, 2004, we adopted the American Institute of Certified Public Accountants, or AICPA, Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.

ACCOUNTING STANDARDS NOT YET ADOPTED
    In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities", or SFAS 159. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is permitted provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements, at the same time. We are currently assessing the impact of SFAS 159 on our financial position and results of operations.

    In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels ("Level 1, 2 and 3"). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged only in the initial quarter of an entity's fiscal year. We are currently assessing the impact of SFAS 157 on our financial position and results of operations.

    In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes", or FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement and classification of taxes and introduces new disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2006. We anticipate that FIN 48 will not have a material effect on our GAAP equity as of January 1, 2007.

    In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140", or SFAS 156. SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and is effective beginning January 1, 2007. We do not expect our adoption of SFAS 156 to have a material impact on our financial statements.

    In September 2005, the Accounting Standards Executive Committee, or AcSEC, of the AICPA's issued Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts", or SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, "Accounting and

Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", or SFAS 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We will adopt SOP 05-1 on January 1, 2007. Our adoption is not expected to have a material effect on our financial position and results of operations.

CRITICAL ACCOUNTING ESTIMATES
    The analysis of our results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Critical accounting estimates are reflective of significant judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following are areas that we believe require significant judgments:

>   Deferred Policy Acquisition Costs ("DAC")

    We amortize DAC based on the related policy's classification. For individual life insurance policies, DAC is amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, DAC is amortized in proportion to estimated gross profits, or EGPs. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

    Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of DAC requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year's cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.

    To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency and expenses.

    Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of DAC, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the DAC amortization model would be adjusted to reflect such change. This process is known as "unlocking". Continued favorable experience on key assumptions, which could include increasing separate account fund return performance, decreasing lapses or decreasing mortality could result in an unlocking which would result in a decrease to DAC amortization and an increase in the DAC asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances.

    The separate account fund performance assumption is critical to the development of the EGPs related to our variable annuity and variable life insurance businesses. As equity markets do not move in a systematic manner, we use a mean reversion method (reversion to the mean assumption), a common industry practice to determine the future equity market growth rate assumption used for the amortization of DAC. This practice assumes that the expectation for long-term appreciation is not changed by minor short-term market fluctuations. The average long-term rate of assumed separate account fund performance used in estimating gross profits was 6.0% (after fund fees and mortality and expense charges) for the variable annuity business and 6.9% (after fund fees and mortality and expense charges) for the variable life business at both at December 31, 2006 and 2005.

    We perform analysis with respect to the sensitivity of a change in the separate account performance assumption as it is critical to the development of the EGPs related to our variable annuity and variable life insurance business. Equity market movements have a significant impact on the account value of variable life and annuity products and the fees earned on these. EGPs could increase or decrease with these movements in the equity market. Sustained and significant changes in the equity markets could therefore have an impact on DAC amortization. We also perform analysis with respect to the sensitivity of a change in assumed mortality as it is critical to the development of the EGPs related to our universal life insurance business.

    In our current year unlocking, we concluded that a revision had to be made to our assumed mortality assumption. If, at December 31, 2006, we had increased our assumed mortality by 5%, the decrease to net income would have been $5,000 thousand after tax. If instead, at December 31, 2006, we had decreased our assumed mortality by 5%, the after-tax increase to net income would have been $4,236 thousand.

    At our most recent unlocking of separate account performance, we concluded that a revision of 100 basis points to previously projected account returns and related EGPs was required. If at December 31, 2006 we had used a 100 basis points lower separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and the variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated increase to amortization and decrease to net income would be approximately $2,041 thousand, after-tax, for the year ended December 31, 2006.

    If instead we had used a 100 basis points higher separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated decrease to amortization and increase to net income would be approximately $2,238 thousand, after-tax, for the year ended December 31, 2006.

    These revisions are not currently required or anticipated but we believe they could be reasonably likely to occur based on past experience.

>   Policy Liabilities and Accruals

    Reserves are liabilities representing estimates of the amounts that will come due to our policyholders at some point in the future. GAAP prescribes the methods of establishing reserves, allowing some degree of managerial judgment.

>   Valuation of Debt and Equity Securities

    We classify our debt and equity securities held in our general account as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models.

FAIR VALUE OF GENERAL ACCOUNT FIXED MATURITY SECURITIES                                          AS OF DECEMBER 31, 2006
                                                                                      ----------------------------------------------
BY PRICING SOURCE:                                                                            FIXED                   % OF
($ in thousands)                                                                           MATURITIES                 TOTAL
                                                                                          AT FAIR VALUE            FAIR VALUE
                                                                                      ----------------------  ----------------------

Priced via independent market quotations.............................                  $    1,391,922                  68%
Priced via matrices..................................................                         378,014                  18%
Priced via broker quotations.........................................                         214,330                  10%
Priced via other methods.............................................                          54,459                   3%
Short-term investments*..............................................                          12,264                   1%
                                                                                      ----------------------  ----------------------
TOTAL................................................................                  $    2,050,989                 100%
                                                                                      ======================  ======================

*Short-term investments are valued at amortized cost, which approximates fair value.


    Investments whose value, in our judgment, are considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Consideration used by the company in the impairment evaluation process include, but are not limited to:

[diamond] the length of time and the extent to which the market value has been below cost or amortized cost;

[diamond] the potential for impairments of securities when the issuer is experiencing significant financial difficulties;

[diamond] the potential for impairments in an entire industry sector or sub-sector;

[diamond] our ability and intent to hold the security for a period of time sufficient to allow for recovery of its value;

[diamond] unfavorable changes in forecasted cash flows on asset-backed securities; and

[diamond] other subjective factors, including concentrations and information obtained from regulators and rating agencies.

    The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value. For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

>   Deferred Income Taxes

    We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.

    We have elected to file a consolidated federal income tax return for 2006 and prior years. Within the consolidated tax return, we are required by regulations of the Internal Revenue Service, or the IRS, to segregate our companies into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from one group that can be offset against taxable income of the other group. These limitations affect the amount of any operating loss carryforwards that we have recorded in our deferred tax assets now or in the future.

    We have determined, based on our earnings and future income, that it is more likely than not that the deferred income tax assets will be realized and no valuation allowance is necessary. In determining the adequacy of future income, we have considered projected future income, reversal of existing temporary differences and available tax planning strategies that could be implemented, if necessary.

    Our federal income tax returns are routinely audited by the IRS and estimated provisions are routinely provided in the financial statements in anticipation of the results of these audits. While it is often difficult to predict the outcome of these audits, including the timing of any resolution of any particular tax matter, we believe that our reserves, as recorded in other liabilities on the balance sheet, are adequate for all open tax years. Unfavorable resolution of any particular issue could result in additional use of cash to pay liabilities that would be deemed owed to the IRS. Additionally, any unfavorable or favorable resolution of any particular issue could result in an increase or decrease, respectively, to our effective income tax rate to the extent that our estimates differ from the ultimate resolution.

STATUTORY CAPITAL AND SURPLUS AND RISK-BASED CAPITAL
    Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The Connecticut Insurance Department has regulatory authority to require various actions by, or take various actions against, insurers whose Total Adjusted Capital (capital and surplus plus AVR) does not exceed certain risk-based capital levels.

    The levels of regulatory action, the trigger point and the corrective actions required are summarized below:

    COMPANY ACTION LEVEL - results when Total Adjusted Capital falls below 200% of Authorized Control Level at which point the company must file a comprehensive plan to the state insurance regulators;

    REGULATORY ACTION LEVEL - results when Total Adjusted Capital falls below 150% of Authorized Control Level where, in addition to the above, insurance regulators are required to perform an examination or analysis deemed necessary and issue a corrective order specifying corrective actions;

    AUTHORIZED CONTROL LEVEL - results when Total Adjusted Capital falls below 100% of Authorized Control Level risk-based capital as defined by the NAIC where, in addition to the above, the insurance regulators are permitted but not required to place the company under regulatory control; and

    MANDATORY CONTROL LEVEL - results when Total Adjusted Capital falls below 80% of Authorized Control Level where insurance regulators are required to place the company under regulatory control.

    At December 31, 2006, our Total Adjusted Capital level was in excess of 300% of Company Action Level.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006

SUMMARY FINANCIAL DATA:                                               YEAR ENDED
($ in thousands)                                                     DECEMBER 31,
                                                       ------------------------------------------
                                                             2006                   2005                 CHANGE
                                                      --------------------   -------------------   --------------------
REVENUES:

Premiums..........................................      $      13,575          $       9,521         $       4,054
Insurance and investment product fees.............            180,498                109,270                71,228
Investment income, net of expenses................            129,325                154,374               (25,049)
Net realized investment gains (losses)............             (2,460)               (10,569)                8,109
                                                       --------------------   -------------------   --------------------
TOTAL REVENUES....................................            320,938                262,596                58,342
                                                       --------------------   -------------------   --------------------

BENEFITS AND EXPENSES:

Policy benefits...................................            151,285                130,279                21,006
Policy acquisition cost amortization..............             91,168                 80,402                10,766
Other operating expenses..........................             65,388                 50,493                14,895
                                                       --------------------   -------------------   --------------------
TOTAL BENEFITS AND EXPENSES.......................            307,841                261,174                46,667
                                                       --------------------   -------------------   --------------------
Income before income taxes........................             13,097                  1,422                11,675
Applicable income taxes (benefit).................              3,016                 (2,801)                5,817
                                                       --------------------   -------------------   --------------------
NET INCOME........................................      $      10,081          $       4,223         $       5,858
                                                        ====================   ===================   ====================


    Year Ended December 31, 2006 vs. December 31, 2005
    --------------------------------------------------
    Premiums increased 43% in 2006 due to higher sales of our term life insurance products.

    Insurance and investment product fees increased 65% in 2006 due to both higher sales and growth of in force contracts for universal life products in 2006, partially offset by an adjustment or "unlocking" of assumptions, which reduced fee revenues by $1.3 million. In addition, fees increased modestly for variable universal life and annuity products.

    Investment income decreased 16% in 2006 due primarily to lower interest earned on annuities, offset by higher investment earnings for life insurance products, particularly universal life insurance. Interest earned on annuities decreased mainly as a result of lower funds on deposit in the general account, primarily related to discontinued products and a $206.6 million scheduled maturity of an institutionally-placed contract.

    Net realized investment losses decreased 77% in 2006 due to lower transaction related losses and a decline in impairments in 2006 compared to 2005.

    Policy benefits increased 16% in 2006 due to an increase in universal life claims as a result of growth of in force contracts and due to an unlocking of assumptions which increased reserves on universal life policies. This increase was partially offset by lower interest credited on annuities due to lower funds on deposit, as discussed above.

    Amortization of deferred policy acquisition costs increased 13% in 2006 due primarily to higher DAC balances and improved investment margins for universal life and annuities, partially offset by the effects of an adjustment or "unlocking" of assumptions. The unlocking was driven by revised assumptions regarding mortality experience and interest rate spreads.

    Other operating expenses increased 29% in 2006 as a result of higher non-deferred expenses, including maintenance expenses, indirect expenses and premium taxes driven by the growth of universal life insurance.

GENERAL ACCOUNT
    The invested assets in our general account are generally of high quality and broadly diversified across fixed income sectors, public and private income securities and individual credits and issuers. Our investment professionals manage these general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the related liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various products.

SEPARATE ACCOUNTS
    Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Assets held in separate accounts are not available to satisfy general account obligations.

DEBT AND EQUITY SECURITIES HELD IN GENERAL ACCOUNT
    Our general account debt securities portfolio consists primarily of investment-grade publicly traded and privately placed corporate bonds, residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities. As of December 31, 2006, our general account debt securities, with a carrying value of $2,051.0 million, represented 99.0% of total general account investments. Public debt securities represented 80.2% of total debt securities, with the remaining 19.8% represented by private debt securities.

    Each year, the majority of our general account's net cash flows are invested in investment grade debt securities. In addition, we maintain a portfolio allocation of between 6% and 10% of debt securities in below investment grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment grade bonds is also constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly in the event of a major economic downturn. Our investment strategy has been to invest the majority of our below investment grade rated bond exposure in the BB rating category, which is equivalent to a Securities Valuation Office, or SVO, securities rating of 3. The BB rating category is the highest quality tier within the below investment grade universe, and BB rated securities historically experienced lower defaults compared to B or CCC rated bonds. As of December 31, 2006, our total below investment grade securities totaled $192.2 million, or 9.4%, of our total debt security portfolio. Of that amount, $136.3 million, or 6.6%, of our debt security portfolio was invested in the BB category. Our debt securities having an increased risk of default (those securities with an SVO rating of four or greater which is equivalent to B or below) totaled $55.9 million, or 2.7%, of our total debt security portfolio.

    Our general account debt and equity securities are classified as available-for-sale and are reported at fair value with unrealized gains or losses included in equity. Accordingly, the carrying value of such securities reflects their fair value at the balance sheet date. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value for debt securities by discounting projected cash flows based on market interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models. Investments whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value.

DEBT SECURITIES BY TYPE AND CREDIT QUALITY                                 AS OF DECEMBER 31, 2006
($ in thousands)                            --------------------------------------------------------------------------------------
                                                        INVESTMENT GRADE                         BELOW INVESTMENT GRADE
                                            ------------------------------------------  ------------------------------------------
                                                FAIR VALUE               COST               FAIR VALUE                COST
                                            --------------------  --------------------  --------------------   -------------------

United States government and agency......    $      92,579         $      93,425         $          --          $          --
State and political subdivision..........           15,900                16,281                    --                     --
Foreign government.......................           23,833                23,466                26,051                 23,039
Corporate................................        1,002,018             1,013,370               155,763                158,905
Mortgage-backed..........................          452,641               455,739                    --                     --
Other asset-backed.......................          271,810               269,742                10,394                 10,344
                                            --------------------  --------------------  --------------------   -------------------
TOTAL DEBT SECURITIES....................    $   1,858,781         $   1,872,023         $     192,208          $     192,288
                                            ====================  ====================  ====================   ===================

PERCENTAGE OF TOTAL DEBT SECURITIES......           91%                   91%                   9%                     9%
                                            ====================  ====================  ====================   ===================

    We manage credit risk through industry and issuer diversification. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. Our investment approach has been to create a high level of industry diversification. The top five industry holdings as of December 31, 2006 in our debt securities portfolio were diversified financial services (6.8%), banking (5.6%), insurance (3.0%), real estate investment trusts (2.6%) and electric utilities (2.6%).

    Total net unrealized losses on debt securities were $13.3 million (unrealized losses of $30.5 million less unrealized gains of $17.2 million).

    At the end of each reporting period, we review our security holdings for potential recognition of an other-than-temporary impairment. We maintain a watch list of securities in default, near default or otherwise considered by our investment professionals as being distressed, potentially distressed or requiring a heightened level of scrutiny. We also identify securities whose carrying value has been below amortized cost on a continuous basis for zero to six months, greater than six months to 12 months and greater than 12 months. This analysis is provided for investment grade and non-investment grade securities. Using this analysis, coupled with our watch list, we review all securities whose fair value is less than 80% of amortized cost (significant unrealized loss) with emphasis on below investment grade securities with a continuous significant unrealized loss in excess of six months. In addition, we review securities that had experienced lesser percentage declines in value on a more selective basis to determine if a security is other-than-temporarily impaired.

    Our assessment of whether an investment by us in a debt or equity security is other-than-temporarily impaired includes whether the issuer has:

[diamond] defaulted on payment obligations;

[diamond] declared that it will default at a future point outside the current reporting period;

[diamond] announced that a restructuring will occur outside the current reporting period;

[diamond] severe liquidity problems that cannot be resolved;

[diamond] filed for bankruptcy;

[diamond] a financial condition which suggests that future payments are highly unlikely;


[diamond] deteriorating financial condition and quality of assets;

[diamond] sustained significant losses during the current year;

[diamond] announced adverse changes or events such as changes or planned changes in senior management, restructurings, or a sale of assets; and/or

[diamond] been affected by any other factors that indicate that the fair value of the investment may have been negatively impacted.

    The following table presents certain information with respect to our gross unrealized losses related to our investments in general account debt securities. Applicable DAC and deferred income taxes reduce the effect of these losses on our comprehensive income.

DURATION OF GROSS UNREALIZED LOSSES ON                                               AS OF DECEMBER 31, 2006
GENERAL ACCOUNT SECURITIES:                               --------------------------------------------------------------------------
($ in thousands)                                                 0 - 6            6 - 12             OVER 12
                                                                 TOTAL            MONTHS             MONTHS              MONTHS
                                                          ----------------  -----------------  -----------------   -----------------

DEBT SECURITIES
Total fair value.....................................      $   1,419,769     $     119,064      $     176,270       $   1,124,435
Total amortized cost.................................          1,450,235           119,770            178,055           1,152,410
                                                          ----------------  -----------------  -----------------   -----------------
Unrealized losses....................................      $     (30,466)    $        (706)     $      (1,785)      $     (27,975)
                                                          ================  =================  =================   =================
Unrealized losses after offsets......................      $      (4,154)    $        (101)     $        (228)      $      (3,825)
                                                          ================  =================  =================   =================
Unrealized losses over 20% of cost...................      $          --     $          --      $          --       $          --
                                                          ================  =================  =================   =================
Unrealized losses over 20% of cost after offsets.....      $          --     $          --      $          --       $          --
                                                          ================  =================  =================   =================

Investment grade:

Unrealized losses....................................      $     (26,230)    $        (493)     $      (1,621)      $     (24,116)
                                                          ================  =================  =================   =================
Unrealized losses after offsets......................      $      (3,559)    $         (76)     $        (208)      $      (3,275)
                                                          ================  =================  =================   =================
Unrealized losses over 20% of cost...................      $          --     $          --      $          --       $          --
                                                          ================  =================  =================   =================
Unrealized losses over 20% of cost after offsets.....      $          --     $          --      $          --       $          --
                                                          ================  =================  =================   =================

Below investment grade:

Unrealized losses....................................      $      (4,236)    $        (213)     $        (164)      $      (3,859)
                                                          ================  =================  =================   =================
Unrealized losses after offsets......................      $        (595)    $         (25)     $         (20)      $        (550)
                                                          ================  =================  =================   =================
Unrealized losses over 20% of cost...................      $          --     $          --      $          --       $          --
                                                          ================  =================  =================   =================
Unrealized losses over 20% of cost after offsets.....      $          --     $          --      $          --       $          --
                                                          ================  =================  =================   =================

    For debt securities with gross unrealized losses, 85.7% of the unrealized losses after offsets pertain to investment grade securities and 14.3% of the unrealized losses after offsets pertain to below investment grade securities at December 31, 2006.

    In determining that the securities giving rise to the previously mentioned unrealized losses were not other-than-temporarily impaired, we evaluated the factors cited above. In making these evaluations, we must exercise considerable judgment. Accordingly, there can be no assurance that actual results will not differ from our judgments and that such differences may require the future recognition of other-than-temporary impairment charges that could have a material affect on our financial position and results of operations. In addition, the value of, and the realization of any loss on, a debt security or equity security is subject to numerous risks, including interest rate risk, market risk, credit risk and liquidity risk. The magnitude of any loss incurred by us may be affected by the relative concentration of our investments in any one issuer or industry. We have established specific policies limiting the concentration of our investments in any single issuer and industry and believe our investment portfolio is prudently diversified.

LIQUIDITY AND CAPITAL RESOURCES
    In the normal course of business, we enter into transactions involving various types of financial instruments such as debt and equity securities. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

    Our liquidity requirements principally relate to the liabilities associated with various life insurance and annuity products and operating expenses. Liabilities arising from life insurance and annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans.

    Historically, we have used cash flow from operations and investment activities to fund liquidity requirements. Our principal cash inflows from life insurance and annuities activities come from premiums, annuity deposits and charges on insurance policies and annuity contracts. Principal cash inflows from investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

    Additional liquidity to meet cash outflows is available from our portfolio of liquid assets. These liquid assets include substantial holdings of United States government and agency bonds, short-term investments and marketable debt and equity securities.

    A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. We closely monitor our liquidity requirements in order to match cash inflows with expected cash outflows, and employ an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, we maintain investment programs intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds and private placement bonds. Shorter-term liabilities are matched with investments with short-term and medium-term fixed maturities.

ANNUITY ACTUARIAL RESERVES AND DEPOSIT FUND                                               AS OF DECEMBER 31,
LIABILITY WITHDRAWAL CHARACTERISTICS:                         ----------------------------------------------------------------------
($ in thousands)                                                               2006                              2005
                                                              -----------------------------------   --------------------------------
                                                                   AMOUNT(1)        PERCENT        AMOUNT(1)         PERCENT
                                                              ---------------   ------------   ---------------   -----------------

Not subject to discretionary withdrawal provision..........    $      28,769           1%       $      25,639           1%
Subject to discretionary withdrawal without adjustment.....          595,654          14%             891,259          18%
Subject to discretionary withdrawal with
  market value adjustment..................................          398,092           9%             654,576          14%
Subject to discretionary withdrawal at contract value
  less surrender charge....................................          499,303          11%             702,492          15%
Subject to discretionary withdrawal at market value........        2,865,268          65%           2,470,791          52%
                                                              ---------------   ------------   ---------------   -----------------
TOTAL ANNUITY CONTRACT RESERVES AND
  DEPOSIT FUND LIABILITY...................................    $   4,387,086         100%       $   4,744,757         100%
                                                              ===============   ============   ===============   =================
-------

(1) Annuity contract reserves and deposit fund liability amounts are reported on a statutory basis, which more accurately reflects the potential cash outflows and includes variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities in our financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.

    Individual life insurance policies are less susceptible to withdrawals than annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of our annuity contract reserves and deposit fund liabilities are subject to withdrawals.

    Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow an amount up to a certain percentage of the cash value of their policies at any time. As of December 31, 2006, we had approximately $321.3 million in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates that are reset annually on the policy anniversary. Policy loans at December 31, 2006 were $14.4 million.

    The primary liquidity risks regarding cash inflows from our investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. We closely monitor and manage these risks.

    We believe that our current and anticipated sources of liquidity are adequate to meet our present and anticipated needs.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
    As of December 31, 2006, there were no significant changes to our outstanding contractual obligations and commercial commitments as disclosed in the following table.

CONTRACTUAL OBLIGATIONS AND
COMMERCIAL COMMITMENTS:                                                AS OF DECEMBER 31, 2006
($ in thousands)                     ---------------------------------------------------------------------------------------------
                                           TOTAL              2007           2008 - 2009       2010 - 2011         THEREAFTER
                                     ---------------   ----------------  ----------------  -----------------   -------------------
CONTRACTUAL OBLIGATIONS
Fixed contractual obligations(1)...   $          --     $          --     $          --     $          --       $          --
Other long-term liabilities(2).....       9,914,607           867,377         1,384,137         1,138,713           6,524,380
                                     ---------------   ----------------  ----------------  -----------------   -------------------
TOTAL CONTRACTUAL OBLIGATIONS......   $   9,914,607     $     867,377     $   1,384,137     $   1,138,713       $   6,524,380
                                     ===============   ================  ================  =================   ===================
-------

(1) We have no fixed contractual obligations as all purchases are made by our parent company and the resulting expenses are allocated to us when incurred.

(2) Policyholder contractual obligations represent estimated benefit payments from life insurance and annuity contracts issued by us. Policyholder contractual obligations also include separate account liabilities, which are contractual obligations of the separate account assets established under applicable state insurance laws and are legally insulated from our general account assets.

     Future obligations are based on our estimate of future investment earnings, mortality, surrenders and applicable policyholder dividends. Actual obligations in any single year, or ultimate total obligations, may vary materially from these estimates as actual experience emerges. As described in Note 2 to our financial statements in this Form 10-K, policy liabilities and accruals are recorded on the balance sheet in amounts adequate to meet the estimated future obligations of the policies in force. The policyholder obligations reflected in the table above exceed the policy liabilities, policyholder deposit fund liabilities and separate account liabilities reported on our December 31, 2006 balance sheet because the above amounts do not reflect future investment earnings and future premiums and deposits on those policies. Separate account obligations will be funded by the cash flows from separate account assets, while the remaining obligations will be funded by cash flows from investment earnings on general account assets and premiums and deposits on contracts in force.

OFF-BALANCE SHEET ARRANGEMENTS
    As of December 31, 2006, we did not have any significant off-balance sheet arrangements as defined by Item 303(a)(4)(ii) of SEC Regulation S-K.

REINSURANCE
    We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. Based on our review of their financial statements and reputations in the reinsurance marketplace and other relevant information, we believe that these third-party reinsurers are financially sound and, therefore, that we have no material exposure to uncollectible life reinsurance.

EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

SUPPLEMENTARY FINANCIAL INFORMATION

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA:                                        QUARTER ENDED
($ in thousands)                                ------------------------------------------------------------------------------------
                                                      MAR 31,              JUNE 30,              SEPT 30,               DEC 31,
                                                --------------------  --------------------  --------------------   -----------------
INCOME STATEMENT DATA                                                                   2006
                                                ------------------------------------------------------------------------------------
REVENUES
Premiums......................................   $       2,475         $       3,219         $       2,975          $       4,906
Insurance and investment product fees.........          41,995                41,841                46,015                 50,647
Investment income, net of expenses............          35,060                33,906                30,404                 29,955
Net realized investment losses................          (4,083)                  (64)                 (169)                 1,856
                                                --------------------  --------------------  --------------------   -----------------
TOTAL REVENUES................................          75,447                78,902                79,225                 87,364
                                                --------------------  --------------------  --------------------   -----------------

BENEFITS AND EXPENSES
Policy benefits...............................          43,848                36,640                28,548                 42,249
Policy acquisition cost amortization..........          13,057                20,767                27,480                 29,864
Other operating expenses......................          19,512                16,263                14,781                 14,832
                                                --------------------  --------------------  --------------------   -----------------
TOTAL BENEFITS AND EXPENSES...................          76,417                73,670                70,809                 86,945
                                                --------------------  --------------------  --------------------   -----------------
Income before income taxes....................            (970)                5,232                 8,416                    419
Applicable income taxes (benefits)............            (228)                1,329                 1,027                    888
                                                --------------------  --------------------  --------------------   -----------------
NET INCOME (LOSS).............................   $        (742)        $       3,903         $       7,389          $        (469)
                                                ====================  ====================  ====================   =================

COMPREHENSIVE INCOME
NET INCOME (LOSS).............................   $        (742)        $       3,903         $       7,389          $        (469)
Net unrealized gains (losses).................          (4,399)               (4,877)                6,666                    526
                                                --------------------  --------------------  --------------------   -----------------
COMPREHENSIVE INCOME (LOSS)...................   $      (5,141)        $        (974)        $      14,055          $          57
                                                ====================  ====================  ====================   =================

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent..............   $          --         $          --         $          --                     --

RETAINED EARNINGS
Net income (loss).............................            (742)                3,903                 7,389                   (469)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss).............          (4,399)               (4,877)                6,666                    526
                                                --------------------  --------------------  --------------------   -----------------

CHANGE IN STOCKHOLDER'S EQUITY................          (5,141)                 (974)               14,055                     57
Stockholder's equity, beginning of period.....         542,263               537,122               536,148                550,203
                                                                      --------------------  --------------------   -----------------
                                                --------------------
STOCKHOLDER'S EQUITY, END OF PERIOD...........   $     537,122         $     536,148         $     550,203          $     550,260
                                                ====================  ====================  ====================   =================


SELECTED UNAUDITED QUARTERLY FINANCIAL DATA:                                        QUARTER ENDED
($ in thousands)                                ------------------------------------------------------------------------------------
                                                      MAR 31,              JUNE 30,              SEPT 30,               DEC 31,
                                                --------------------  --------------------  --------------------   -----------------
INCOME STATEMENT DATA                                                                   2005

                                                ------------------------------------------------------------------------------------
REVENUES

Premiums......................................   $       1,352         $       1,539         $       1,595          $       5,035
Insurance and investment product fees.........          23,625                25,542                26,496                 33,607
Investment income, net of expenses...........           37,788                38,133                38,323                 40,130
Net realized investment losses...............             (590)               (1,680)               (3,062)                (5,237)
                                                -------------------   --------------------  --------------------  -----------------
TOTAL REVENUES...............................           62,175                63,534                63,352                 73,535
                                                -------------------   --------------------  --------------------  -----------------

BENEFITS AND EXPENSES
Policy benefits..............................           32,957                32,486                32,439                 32,397
Policy acquisition cost amortization.........           14,822                36,494                14,105                 14,981
Other operating expenses.....................            7,344                 9,374                 6,376                 27,399
                                                -------------------   --------------------  --------------------  -----------------
TOTAL BENEFITS AND EXPENSES..................           55,123                78,354                52,920                 74,777
                                                -------------------   --------------------  --------------------  -----------------
Income before income taxes...................            7,052               (14,820)               10,432                 (1,242)
Applicable income taxes (benefits)...........            2,376                (5,279)                1,149                 (1,047)
                                                -------------------   --------------------  --------------------  -----------------
NET INCOME (LOSS)............................     $      4,676         $      (9,541)        $       9,283         $         (195)
                                                ===================   ====================  ====================  =================

COMPREHENSIVE INCOME

NET INCOME (LOSS)............................     $      4,676         $      (9,541)        $       9,283         $         (195)
Net unrealized gains (losses)................           (7,227)                3,719                (4,268)                (2,545)
                                                -------------------  --------------------  --------------------  -----------------
COMPREHENSIVE INCOME (LOSS)..................     $     (2,551)        $      (5,822)        $       5,015         $       (2,740)
                                                ===================   ====================  ====================  =================

ADDITIONAL PAID-IN CAPITAL

Capital contribution from parent.............     $         --         $          --         $          --         $           --

RETAINED EARNINGS
Net income (loss)............................            4,676                (9,541)                9,283                   (195)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)............           (7,227)                3,719                (4,268)                (2,545)
                                                -------------------   --------------------  --------------------  -----------------

CHANGE IN STOCKHOLDER'S EQUITY...............           (2,551)               (5,822)                5,015                 (2,740)
Stockholder's equity, beginning of period....          548,361               545,810               539,988                545,003
                                                -------------------   --------------------  --------------------  -----------------
STOCKHOLDER'S EQUITY, END OF PERIOD..........     $    545,810         $     539,988         $     545,003         $      542,263
                                                ===================   ====================  ====================  =================

DIRECTORS AND OFFICERS OF PHL VARIABLE
NAME                         AGE***  LENGTH OF TIME SERVED      POSITION
----------------------------------------------------------------------------------------------------------------------------------
John H. Beers*                52     Officer since 09/02/1997   Vice President and Secretary
Katherine P. Cody*            41     Officer since 3/22/07      Senior Vice President and Chief Accounting Officer
----------------------------------------------------------------------------------------------------------------------------------
John R. Flores*               50     Officer since 11/09/2005   Vice President and Chief Compliance Officer
Michael E. Haylon*            49     Director since 01/01/2004  Director, Executive Vice President and Chief Financial Officer
                                     Officer since 08/20/2002
----------------------------------------------------------------------------------------------------------------------------------
Daniel J. Moskey*             43     Officer since 09/20/2005   Vice President and Treasurer
Gina C. O'Connell*            44     Officer since 05/02/2003   Senior Vice President
----------------------------------------------------------------------------------------------------------------------------------
Philip K. Polkinghorn*        49     Director since 08/16/2004  Director and President
                                     Officer since 08/16/2004
Zafar Rashid*                 57     Officer since 8/16/2005    Senior Vice President
----------------------------------------------------------------------------------------------------------------------------------
Tracy L. Rich*                55     Officer since 03/17/2003   Executive Vice President and Assistant Secretary
James D. Wehr**               49     Director since 08/16/2004  Director, Executive Vice President and Chief Investment Officer
                                     Officer since 01/01/2004
----------------------------------------------------------------------------------------------------------------------------------
Christopher M. Wilkos**       49     Officer since 09/02/1997   Senior Vice President and Corporate Portfolio Manager

* The business address of this individual is One American Row, Hartford, CT 06103-2899
** The business address of this individual is 56 Prospect Street, Hartford, CT 06103-2836
***  Ages are as of April 1, 2007

EXECUTIVE COMPENSATION AND
MANAGEMENT OWNERSHIP OF PNX SHARES
    The executive officers of PHL Variable, an indirect subsidiary of PNX, receive no direct compensation from PHL Variable and do not own any PHL Variable shares since the stock is wholly owned by a PNX affiliate. Executive officers of PHL Variable also serve as officers of PNX and own shares of PNX. Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 16, 2007 (File No. 001-16517) with respect to Philip K. Polkinghorn, Michael E. Haylon, and Tracy Rich are incorporated by reference into this section of the prospectus.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Restricted Stock
                             Annual Compensation                                           Awards($)          Total Compensation
------------------------------------------------------------------------------------------------------------------------------------
Name and Principal                                                 Other Annual
Position              Year         Salary ($)     Bonus ($)        Compensation
------------------------------------------------------------------------------------------------------------------------------------
Philip Polkinghorn, Director and President(1)
------------------------------------------------------------------------------------------------------------------------------------
Tracy Rich, Executive Vice President and Assistant Secretary(1)
------------------------------------------------------------------------------------------------------------------------------------
Zafar Rashid, Senior Vice President(5)
------------------------------------------------------------------------------------------------------------------------------------
                      2006          $194,208       $73,702               -                     -                   $267,910
------------------------------------------------------------------------------------------------------------------------------------
                      2005           $73,580       $96,152               -                     -                   $169,732
------------------------------------------------------------------------------------------------------------------------------------
                      2004(2)           -             -                  -                     -                      -
------------------------------------------------------------------------------------------------------------------------------------
Michael E. Haylon, Director, Vice President and Secretary(1)
------------------------------------------------------------------------------------------------------------------------------------
John H. Beers, Senior Vice President(3),(5)
------------------------------------------------------------------------------------------------------------------------------------
Robert Primmer, Senior Vice President(4),(5)
------------------------------------------------------------------------------------------------------------------------------------
                      2006(2)           -             -                  -                     -                      -
------------------------------------------------------------------------------------------------------------------------------------
                      2005(2)           -             -                  -                     -                      -
------------------------------------------------------------------------------------------------------------------------------------
                      2004          $129,037       $144,919              -                  $6,775                 $280,731
------------------------------------------------------------------------------------------------------------------------------------
Michael Gilotti, Senior Vice President(4),(5)
------------------------------------------------------------------------------------------------------------------------------------
                      2006(2)           -             -                  -                     -                      -
------------------------------------------------------------------------------------------------------------------------------------
                      2005(2)           -             -                  -                     -                      -
------------------------------------------------------------------------------------------------------------------------------------
                      2004          $182,887       $248,488              -                     -                   $431,375
------------------------------------------------------------------------------------------------------------------------------------

(1) Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 16, 2007 (File No. 001-16517) with respect to Philip
    K. Polkinghorn, Michael E. Haylon, and Tracy Rich are incorporated by reference into this section of the prospectus.
(2) Did not serve as an executive officer that year.
(3) Either no allocation was made, or the allocation was under $100,000.
(4) Mr. Primmer and Mr. Gilotti are no longer employed at PNX.
(5) The allocations of executive compensation are only estimates to PHL Variable from its parent, Phoenix.


THE SEPARATE ACCOUNT
    PHL Variable Separate Account MVA1 ("Separate Account") is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend of the performance of the assets in the Separate Account.

    Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

    In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

THE PHOENIX COMPANIES, INC. -
LEGAL PROCEEDINGS ABOUT COMPANY
SUBSIDIARIES
--------------------------------------------------------------------------------
    We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, investment advisor or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

    State regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

    For example, during 2003 and 2004, the SEC conducted examinations of certain variable products and certain affiliated investment advisers and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified PNX that it was asserting violations of trade reporting rules by a subsidiary. PNX responded to the NASD allegations in May 2005. Thereafter, in January 2007, the NASD notified PNX that the matter is being referred for potential violations and possible action.

    In addition, federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by the company and its subsidiaries with securities and other laws and regulations affecting their registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted. There has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

    In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

    Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

    Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, PNX received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. PNX cooperated fully and has had no further inquiry since filing its response.

    In May 2005, The Phoenix Companies received a subpoena from the Connecticut Attorney General's office and an inquiry from the Connecticut Insurance Department requesting information regarding finite reinsurance. The Phoenix Companies cooperated fully and have had no further inquiry since responding.

    These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

DISTRIBUTOR
--------------------------------------------------------------------------------
    PEPCO is the principal underwriter and national distributor of the contracts pursuant to an underwriting agreement dated November 1, 2000. Its principal business address is One American Row, Hartford, Connecticut 06115 and PEPCO is registered with the National Association of Securities Dealers. PEPCO is a directly wholly owned subsidiary of Phoenix Investment Partners, Inc. ("PXP"). PXP is an indirectly owned subsidiary of The Phoenix Companies, Inc. PEPCO is an affiliated subsidiary of the Separate Account and PHL Variable.

    Contracts may be purchased from broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell contracts under terms of agreements provided by PEPCO. Sales commissions will be paid to registered representatives on purchase payments we receive under these contracts. PHL Variable will pay a maximum total sales commission of 15% of premiums. To the extent that the surrender charge under the contracts is less than the sales commissions paid with respect to the policies, we will pay the shortfall from our General Account assets, which will include any profits we may derive under the contracts.

    To the extent permitted by NASD rules, overrides and promotional incentives or payments also may be provided to broker-dealers based on sales volumes, the assumption of wholesaling functions, or other sales-related criteria. Additional payments may be made for other services not directly related to the sale of the contracts, including the recruitment and training of personnel, production of promotional literature and similar services.

EXPERTS
--------------------------------------------------------------------------------
    Kathleen A. McGah, Vice President and Counsel, Phoenix Life Insurance Company, Hartford, Connecticut has provided opinions on certain matters relating to the federal securities laws in connection with the contracts described in this Prospectus.

    The financial statements of PHL Variable Insurance Company as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of PHL Variable Insurance Company included herein should be considered only as bearing upon the ability of PHL Variable Insurance Company to meet its obligations under the contracts.

ANNUAL STATEMENTS
--------------------------------------------------------------------------------
    At least once a year prior to the maturity date, we will send you a statement containing information about your contract value. For more information, please contact your registered representative or call us at 1-800-541-0171.

APPENDIX A - DEDUCTIONS FOR STATE AND LOCAL TAXES -
QUALIFIED AND NONQUALIFIED ANNUITY CONTRACTS
--------------------------------------------------------------------------------

                                      UPON             UPON
STATE                            PREMIUM PAYMENT   ANNUITIZATION   NONQUALIFIED   QUALIFIED
-----                            ---------------   -------------   ------------   ---------
California ..................                           X             2.35%         0.50%

Maine........................           X                             2.00(1)

Nevada.......................                           X             3.50

South Dakota.................           X                             1.25(2)

West Virginia................                           X             1.00          1.00

Wyoming......................                           X             1.00

Commonwealth of Puerto Rico..                           X             3.00(3)       3.00

NOTE: The above tax deduction rates are as of January 1, 2007. No tax deductions are made for states not listed above. However, tax statutes are subject to amendment by legislative act and to judicial and administrative interpretation, which may affect both the above lists of states and the applicable tax rates. Consequently, we reserve the right to deduct tax when necessary to reflect changes in state tax laws or interpretation.

      For a more detailed explanation of the assessment of taxes, see Deductions and Charges--Tax."


----------

(1) Maine changed its tax laws affecting annuities in 2003 retroactive to January 1, 1999. Under the revised statute, annuity premium payments are taxed upon premium payment for payments received on or after January 1, 1999.

(2) South Dakota law exempts premiums received on qualified contracts from premium tax. Additionally, South Dakota law provides a lower rate of 0.8% that applies to premium payments received in excess of $500,000 in a single calendar year.

(3) The tax rate in Puerto Rico was interpreted by tax authorities to increase from 1% to 3% effective January 1, 2005. The rate increase is scheduled to expire June 30, 2007 so that the rate will return to 1%, effective July 1, 2007.

PHL VARIABLE
INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                      ----------
Report of Independent Registered Public
  Accounting Firm...................................................     F-3

Balance Sheet as of December 31, 2006 and 2005......................     F-4

Statement of Income, Comprehensive Income and Changes in
  Stockholder's Equity for the years ended December 31,
  2006, 2005 and 2004...............................................     F-5

Statement of Cash Flows for the years ended
  December 31, 2006, 2005 and 2004..................................     F-6

Notes to Financial Statements.......................................  F-7 - F-25

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of PHL Variable Insurance Company:

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company (the Company) at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 23, 2007

                         PHL VARIABLE INSURANCE COMPANY
                                  BALANCE SHEET
                       ($ in thousands, except share data)
                           DECEMBER 31, 2006 AND 2005

                                                                                                  2006            2005
                                                                                             --------------- ---------------
ASSETS:
Available-for-sale debt securities, at fair value.........................................   $   2,050,989   $   2,789,491
Policy loans, at unpaid principal balances................................................          15,542           8,171
Other investments.........................................................................           1,612           1,129
                                                                                              --------------   -------------
Total investments.........................................................................       2,068,143       2,798,791
Cash and cash equivalents.................................................................          47,127          25,818
Accrued investment income.................................................................          19,882          30,837
Deferred policy acquisition costs.........................................................         703,794         529,315
Receivable from related parties...........................................................             300          31,355
Other assets..............................................................................          39,751          25,354
Separate account assets...................................................................       2,953,063       2,537,685
                                                                                             --------------- ---------------
TOTAL ASSETS..............................................................................   $   5,832,060   $   5,979,155
                                                                                             =============== ===============

LIABILITIES:
Policyholder deposit funds................................................................   $   1,491,367   $   2,256,129
Policy liabilities and accruals...........................................................         689,059         487,573
Deferred income taxes.....................................................................          96,654          73,356
Payable to related parties................................................................          25,081          66,551
Other liabilities.........................................................................          26,576          15,598
Separate account liabilities..............................................................       2,953,063       2,537,685
                                                                                             --------------- ---------------
TOTAL LIABILITIES.........................................................................       5,281,800       5,436,892
                                                                                             --------------- ---------------

CONTINGENT LIABILITIES (NOTE 14)..........................................................

STOCKHOLDER'S EQUITY:
Common stock, $5,000 par value: 1,000 shares
  authorized; 500 shares issued...........................................................           2,500           2,500
Additional paid-in capital................................................................         503,234         503,234
Retained earnings.........................................................................          47,215          37,134
Accumulated other comprehensive loss......................................................          (2,689)           (605)
                                                                                             --------------- ---------------
TOTAL STOCKHOLDER'S EQUITY................................................................         550,260         542,263
                                                                                             --------------- ---------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY................................................   $   5,832,060   $   5,979,155
                                                                                             =============== ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
  STATEMENT OF INCOME, COMPREHENSIVE INCOME AND CHANGES IN STOCKHOLDER'S EQUITY
                                ($ in thousands)
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                                                 2006             2005             2004
                                                                            ---------------  ---------------  ---------------

REVENUES:
Premiums.................................................................  $      13,575    $       9,521    $       7,367
Insurance and investment product fees....................................        180,498          109,270           83,300
Investment income, net of expenses.......................................        129,325          154,374          143,862
Net realized investment gains (losses)...................................         (2,460)         (10,569)           5,121
                                                                           ---------------  ---------------  ---------------
TOTAL REVENUES...........................................................        320,938          262,596          239,650
                                                                           ---------------  ---------------  ---------------

BENEFITS AND EXPENSES:
Policy benefits..........................................................        151,285          130,279          136,760
Policy acquisition cost amortization.....................................         91,168           80,402           45,027
Other operating expenses.................................................         65,388           50,493           35,683
                                                                           ---------------  ---------------  ---------------
TOTAL BENEFITS AND EXPENSES..............................................        307,841          261,174          217,470
                                                                           ---------------  ---------------  ---------------
Income before income taxes...............................................         13,097            1,422           22,180
Applicable income taxes (benefit)........................................          3,016           (2,801)           5,465
                                                                           ---------------   --------------   --------------
NET INCOME...............................................................  $      10,081    $       4,223    $      16,715
                                                                           ===============  ===============  ===============

FEES PAID TO RELATED PARTIES (NOTE 9)

COMPREHENSIVE INCOME:
NET INCOME...............................................................  $      10,081    $       4,223    $      16,715
                                                                           ---------------  ---------------  ---------------
Net unrealized investment losses.........................................         (1,277)          (9,986)         (14,802)
Net unrealized derivative instruments losses.............................           (807)            (335)            (336)
                                                                           ---------------  ---------------  ---------------
OTHER COMPREHENSIVE LOSS.................................................         (2,084)         (10,321)         (15,138)
                                                                           ---------------  ---------------  ---------------
COMPREHENSIVE INCOME (LOSS)..............................................  $       7,997    $      (6,098)   $       1,577
                                                                           ===============  ===============  ===============

ADDITIONAL PAID-IN  CAPITAL:
Capital contributions from parent........................................  $          --    $          --    $      19,000

RETAINED EARNINGS:
Net income...............................................................         10,081            4,223           16,715

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Other comprehensive loss.................................................         (2,084)         (10,321)         (15,138)
                                                                           ---------------  ---------------  ---------------

CHANGE IN STOCKHOLDER'S EQUITY...........................................          7,997           (6,098)          20,577
Stockholder's equity, beginning of year..................................        542,263          548,361          527,784
                                                                           ---------------  ---------------  ---------------
STOCKHOLDER'S EQUITY, END OF YEAR........................................  $     550,260    $     542,263    $     548,361
                                                                           ===============  ===============  ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                             STATEMENT OF CASH FLOWS
                                ($ in thousands)
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                                               2006             2005              2004
                                                                         ---------------- ----------------  ----------------

OPERATING ACTIVITIES:
Net income.............................................................  $       10,081   $        4,223    $       16,715
Net realized investment (gains) losses.................................           2,460           10,569            (5,121)
Investment (gains) losses..............................................           4,206          (15,293)           (5,634)
Deferred income taxes..................................................          24,419           15,512            15,627
Increase in deferred policy acquisition costs..........................        (179,410)         (56,634)          (61,761)
Increase in policy liabilities and accruals............................         210,368          155,315           135,384
Other assets and other liabilities change..............................          (8,163)          34,725           (19,262)
                                                                         ---------------- ----------------  ----------------
CASH FROM OPERATING ACTIVITIES.........................................          63,961          148,417            75,948
                                                                         ---------------- ----------------  ----------------

INVESTING ACTIVITIES:
Investment purchases...................................................      (1,007,973)      (1,148,093)       (1,506,835)
Investment sales, repayments and maturities............................       1,728,360        1,357,687         1,503,161
                                                                         ---------------- ----------------  ----------------
CASH FROM (FOR) INVESTING ACTIVITIES...................................         720,387          209,594            (3,674)
                                                                         ---------------- ----------------  ----------------

FINANCING ACTIVITIES:
Policyholder deposit fund deposits.....................................         223,309          236,099           365,166
Policyholder deposit fund withdrawals..................................        (986,348)        (607,890)         (497,814)
Capital contributions from parent......................................              --               --            19,000
                                                                         ---------------- ----------------  ----------------
CASH FOR FINANCING ACTIVITIES..........................................        (763,039)        (371,791)         (113,648)
                                                                         ---------------- ----------------  ----------------
CHANGE IN CASH AND CASH EQUIVALENTS....................................          21,309          (13,780)          (41,374)
Cash and cash equivalents, beginning of year...........................          25,818           39,598            80,972
                                                                         ---------------- ----------------  ----------------
CASH AND CASH EQUIVALENTS, END OF YEAR.................................  $       47,127   $       25,818    $       39,598
                                                                         ================ ================  ================

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.  ORGANIZATION AND OPERATIONS

PHL Variable Insurance Company is a life insurance company offering variable and fixed annuity and non-participating life insurance products. It is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings, Inc. is a wholly-owned subsidiary of Phoenix Life Insurance Company (Phoenix Life), which is a wholly-owned subsidiary of The Phoenix Companies, Inc. (PNX), a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of PNX and changed its name to Phoenix Life Insurance Company. We have reclassified certain amounts for 2005 and 2004 to conform with the 2006 presentation.


2.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

In preparing these financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. We employ significant estimates and assumptions in the determination of deferred policy acquisition costs; policyholder liabilities and accruals; the valuation of investments in debt and equity securities; and accruals for deferred taxes and contingent liabilities.

ADOPTION OF NEW ACCOUNTING STANDARDS

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements", or SAB 108. SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments", or SFAS 155. SFAS 155 resolves certain issues surrounding the accounting for beneficial interests in securitized financial assets. Our adoption of SFAS 155 did not have a material effect on our financial statements.

Effective January 1, 2006, we adopted FASB Staff Position Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", or FSP 115-1. FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and thus, our adoption did not have a material effect on our financial statements.

Effective January 1, 2004, we adopted the American Institute of Certified Public Accountants, or AICPA, Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.

ACCOUNTING STANDARDS NOT YET ADOPTED

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities", or SFAS 159. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is permitted provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements, at the same time. We are currently assessing the impact of SFAS 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels ("Level 1, 2 and 3"). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged only in the initial quarter of an entity's fiscal year. We are currently assessing the impact of SFAS 157 on our financial position and results of operations.

In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes", or FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement and classification of taxes and introduces new disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2006. We anticipate that FIN 48 will not have a material effect on our GAAP equity as of January 1, 2007.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140", or SFAS 156. SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and is effective beginning January 1, 2007. We do not expect our adoption of SFAS 156 to have a material impact on our financial statements.

In September 2005, the Accounting Standards Executive Committee, or AcSEC, of the AICPA's issued Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts", or SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", or SFAS 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We will adopt SOP 05-1 on January 1, 2007. Our adoption is not expected to have a material effect on our financial position and results of operations.

SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

Debt and equity securities

Our debt and equity securities classified as available-for-sale are reported on our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality (private placement debt securities), by quoted market prices of comparable instruments (untraded public debt securities) and by independent pricing sources or internally developed pricing models (equity securities). We recognize unrealized investment gains and losses on investments in debt and equity securities that we classify as available-for-sale. We report these unrealized investment gains and losses as a component of other comprehensive income, net of applicable deferred policy acquisition costs and applicable deferred income taxes.

For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

Policy loans

Policy loans are carried at their unpaid principal balances and are collateralized by the cash values of the related policies. We estimate the fair value of fixed rate policy loans by discounting loan interest and loan repayments. We base the discount rate on the 10-year U.S. Treasury rate. We assume that loan interest payments are made at the fixed rate less 17.5 basis points and that loan repayments only occur as a result of anticipated policy lapses. For variable rate policy loans, we consider the unpaid loan balance as fair value, as interest rates on these loans are reset annually based on market rates.

Other investments

Other investments primarily include other partnership interests in which we do not have control or a majority ownership interest and are recorded using the equity method of accounting. We record the net income from investments in partnerships in net investment income.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other debt instruments with maturities of three months or less when purchased.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred.

We amortize deferred policy acquisition costs based on the related policy's classification. For individual life insurance policies, deferred policy acquisition costs are amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, deferred policy acquisition costs are amortized in proportion to estimated gross profits, or EGPs. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The deferred policy acquisition costs balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of deferred policy acquisition costs requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year's cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.

To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of deferred policy acquisition costs, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the deferred policy acquisition cost amortization model would be adjusted to reflect such change. This process is known as "unlocking". Continued favorable experience on key assumptions, which could include increasing separate account fund return performance, decreasing lapses or decreasing mortality could result in an unlocking which would result in a decrease to deferred policy acquisition cost amortization and an increase in the deferred policy acquisition costs asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining deferred policy acquisition cost balances.

SEPARATE ACCOUNT ASSETS AND LIABILITIES

Separate account assets and liabilities related to policyholder funds are carried at fair value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Fees assessed to the contractholders for management services are included in revenues when services are rendered.

POLICY LIABILITIES AND ACCRUALS

Policy liabilities and accruals includes future benefit liabilities for certain life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in force. Future benefit liabilities for traditional life insurance are computed using the net level premium method on the basis of actuarial assumptions as to contractual guaranteed rates of interest, mortality rates guaranteed in calculating the cash surrender values described in such contracts and morbidity. Future benefit liabilities for term and annuities in the payout phase that have significant mortality risk are computed using the net premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

Certain contracts may also include additional death or other insurance benefit features, such as guaranteed minimum death or income benefits offered with variable annuity contracts or no lapse guarantees offered with universal life insurance contracts. An additional liability is established for these benefits by estimating the expected present value of the excess benefits and recognizing the excess ratably over the accumulation period based on total expected assessments.

POLICYHOLDER DEPOSIT FUNDS

Amounts received as payment for certain universal life contracts, deferred annuities and other contracts without life contingencies are reported as deposits to Policyholder deposit funds. The liability for universal life-type contracts is equal to the balance that accrues to the benefit of the policyholders as of the financial statement date, including interest credited, amounts that have been assessed to compensate us for services to be performed over future periods, and any amounts previously assessed against the policyholder that is refundable. The liability for deferred annuities and other contracts without life contingencies is equal to the balance that accrues to the benefit of the contract holder as of the financial statement date which includes the accumulation of deposits plus interest credited, less withdrawals and amounts assessed through the financial statement date.

CONTINGENT LIABILITIES

Amounts related to contingent liabilities are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable.

REVENUE RECOGNITION

We recognize premiums for long-duration life insurance products as revenue when due from policyholders. We recognize life insurance premiums for short-duration life insurance products as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods.

Amounts received as payment for interest sensitive life contracts, deferred annuities and other contracts without life contingencies are considered deposits and are not included in revenue. Revenues from these products consist primarily of fees assessed during the period against the policyholders' account balances for mortality charges, policy administration charges and surrender charges. Fees assessed that represent compensation for services to be provided in the future are deferred and amortized into revenue over the life of the related contracts. Related benefit expenses include universal life benefit claims in excess of fund values, net investment income credited to policyholders' account balances and amortization of deferred policy acquisition costs.

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS (LOSSES)

We recognize realized investment gains (losses) on asset dispositions on a first-in, first-out basis. We recognize realized investment losses when declines in fair value of debt and equity securities are considered to be other-than-temporarily impaired. We adjust the cost basis of these written down investments to fair value at the date the determination of impairment is made and do not change the new cost basis for subsequent recoveries in value. In evaluating whether a decline in value is other than temporary, we consider several factors including, but not limited to the following:


    o  the extent and the duration of the decline;
    o the reasons for the decline in value (credit event, interest related or market fluctuations);
    o our ability and intent to hold the investment for a period of time to allow for a recovery of value; and
    o  the financial condition of and near term prospects of the issuer.

Applicable deferred policy acquisition costs and applicable income taxes, which offset realized investment gains and losses, are each reported separately as components of net income.

INCOME TAXES

We recognize income tax expense or benefit based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to income, other comprehensive income and additional paid-in capital, as applicable.

We recognize current income tax assets and liabilities for estimated income taxes refundable or payable based on the current year's income tax returns. We recognize deferred income tax assets and liabilities for the estimated future income tax effects of temporary differences and carryforwards. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases, as well as the timing of income or expense recognized for financial reporting and tax purposes of items not related to assets or liabilities. If necessary, we establish valuation allowances to reduce the carrying amount of deferred income tax assets to amounts that are more likely than not to be realized. We periodically review the adequacy of these valuation allowances and record any reduction in allowances through earnings.


3.  REINSURANCE

We use reinsurance agreements to provide for greater diversification of business, control exposure to potential losses arising from large risks and provide capacity for growth.

We remain liable to the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect. Failure of the reinsurers to honor their obligations could result in losses to us; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize our exposure to significant losses from reinsurance insolvencies, we evaluate the financial condition of our reinsurers and monitor concentration of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

Our reinsurance program varies based on the type of risk, for example:

    o On direct policies, the maximum of individual life insurance retained by us on any one life is $10 million on single life and joint first-to-die policies and $12 million for joint last-to-die policies, with excess amounts ceded to reinsurers.
    o We reinsure up to 90% of the mortality risk on most new issues of term insurance.
    o In August of 2006, we entered into an agreement to reinsure 50% of the risk on policies issued from July 1, 2002 through December 31, 2005, inclusive, with a net amount at risk of $2,000,000 or greater.
    o We reinsure 100% of guaranteed minimum death benefits on variable annuities issued before January 1, 2000, including subsequent deposits. We retain the guaranteed minimum death benefit risks on the remaining variable deferred annuities in force that are not covered by this reinsurance arrangement.
    o We cede to Phoenix Life 100% of the guaranteed minimum accumulation and withdrawal benefits on our variable annuities.

                                                                                        YEAR ENDED DECEMBER 31,
DIRECT BUSINESS AND REINSURANCE:                                            ------------------------------------------------
($ in thousands)                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Direct premiums..........................................................   $      71,350    $      55,277   $      43,348
Premiums ceded to reinsurers.............................................         (57,775)         (45,756)        (35,981)
                                                                            ---------------  --------------- ---------------
PREMIUMS.................................................................   $      13,575    $       9,521   $       7,367
                                                                            ===============  =============== ===============

Direct policy benefits incurred..........................................   $      54,055    $      15,538   $      37,846
Policy benefits assumed from reinsureds..................................             965              381             286
Policy benefits ceded to reinsurers......................................         (26,398)          (9,572)        (26,767)
                                                                            ---------------  --------------- ---------------
POLICY BENEFITS..........................................................   $      28,622    $       6,347   $      11,365
                                                                            ===============  =============== ===============

Direct life insurance in-force...........................................   $  55,175,351    $  41,566,483   $  30,623,344
Life insurance in-force assumed from reinsureds..........................         104,826          135,447         155,964
Life insurance in-force ceded to reinsurers..............................     (40,820,818)     (30,459,568)    (23,057,775)
                                                                            ---------------  --------------- ---------------
LIFE INSURANCE IN-FORCE..................................................   $  14,459,359    $  11,242,362   $   7,721,533
                                                                            ===============  =============== ===============
Percentage of amount assumed to net insurance in-force...................           0.72%            1.20%           2.02%
                                                                            ===============  =============== ===============

The policy benefit amounts above exclude changes in reserves, interest credited to policyholders and withdrawals, which total $122.7 million, $123.9 million and $125.4 million, net of reinsurance, for the years ended December 31, 2006, 2005 and 2004, respectively.


4.  DEFERRED POLICY ACQUISITION COSTS

ACTIVITY IN DEFERRED POLICY ACQUISITION COSTS:                                          YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Direct acquisition costs deferred........................................   $     270,577    $     137,036   $     106,788
Recurring costs amortized to expense.....................................         (92,255)         (86,608)        (45,027)
Credit related to investment gains or losses.............................           1,087            6,206              --
Offsets to net unrealized investment gains or losses
  included in other comprehensive income (Note 11).......................          (4,930)          39,223            (912)
                                                                            ---------------  --------------- ---------------
Change in deferred policy acquisition costs..............................         174,479           95,857          60,849
Deferred policy acquisition costs, beginning of year.....................         529,315          433,458         372,609
                                                                            ---------------  --------------- ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR...........................   $     703,794    $     529,315   $     433,458
                                                                            ===============  =============== ===============

Upon completion of a study during the fourth quarter of 2006, we updated, or "unlocked", our best estimate assumptions used to project expected gross profits and margins in the deferred policy acquisition cost amortization schedules. Major projection assumptions updated include expected mortality and lapse experience, investment margins and expenses. In our review to develop the best estimate, we examined our own experience, industry studies, market conditions and input from reinsurers. The deferred policy acquisition costs unlocking for universal life and variable universal life was driven largely by improved mortality. We also reflected higher interest earned in the investment margin for universal life and annuities, consistent with recent experience and maintenance expenses were shifted among various lines of business.

The deferred policy acquisition costs unlocking that resulted from these updated assumptions, along with related adjustments, resulted in an overall $6.7 million pre-tax charge to net income. The change in deferred policy acquisition costs also impacted our assumptions in reserves. As a result, we recorded an additional universal life reserve. The effects of the unlocking and related adjustments increased unearned revenue liabilities by $1.3 million, benefit reserves by $4.5 million, reinsurance liabilities by $1.2 million and decreased amortization by $0.4 million.

During 2005, amortization of deferred policy acquisition costs was increased by an unlocking of assumptions. The 2005 unlocking was driven by revised assumptions regarding mortality experience offset by interest rate and spread adjustments for annuities.


5.  POLICY LIABILITIES AND ACCRUALS

Policyholder liabilities are primarily for universal life products and include deposits received from customers and investment earnings on their fund balances which range from 4.00% to 5.25% as of December 31, 2006, less administrative and mortality charges.

POLICYHOLDER DEPOSIT FUNDS

Policyholder deposit funds consist of annuity deposits received from customers and investment earnings on their fund balances, which range from 3.0% to 14.0%, less administrative charges.


6.  INVESTING ACTIVITIES

DEBT AND EQUITY SECURITIES


FAIR VALUE AND COST OF DEBT SECURITIES:                                           AS OF DECEMBER 31,
($ in thousands)                                           -----------------------------------------------------------------
                                                                        2006                              2005
                                                           --------------------------------  -------------------------------
                                                             FAIR VALUE          COST          FAIR VALUE         COST
                                                           ---------------  ---------------  --------------- ---------------

U.S. government and agency...............................  $     92,579     $     93,425     $    124,552    $    125,673
State and political subdivision..........................        15,900           16,281           28,585          28,934
Foreign government.......................................        49,884           46,505           73,412          69,275
Corporate................................................     1,157,781        1,172,275        1,490,696       1,506,917
Mortgage-backed..........................................       452,641          455,739          648,124         649,346
Other asset-backed.......................................       282,204          280,086          424,122         425,634
                                                           ---------------  ---------------  --------------- ---------------
AVAILABLE-FOR-SALE DEBT SECURITIES.......................  $  2,050,989     $  2,064,311     $  2,789,491    $  2,805,779
                                                           ===============  ===============  =============== ===============

The non-income producing debt securities owned as of December 31, 2006 and 2005 are immaterial to our financials.

UNREALIZED GAINS (LOSSES) FROM                                                    AS OF DECEMBER 31,
DEBT SECURITIES:                                           -----------------------------------------------------------------
($ in thousands)                                                        2006                              2005
                                                           --------------------------------  -------------------------------
                                                               GAINS            LOSSES           GAINS           LOSSES
                                                           ---------------  ---------------  --------------- ---------------

U.S. government and agency...............................  $         295    $      (1,141)   $         369   $      (1,490)
State and political subdivision..........................             17             (398)             239            (588)
Foreign government.......................................          3,590             (211)           4,539            (402)
Corporate................................................          6,523          (21,017)          14,560         (30,781)
Mortgage-backed..........................................          2,862           (5,960)           6,141          (7,363)
Other asset-backed.......................................          3,857           (1,739)           2,052          (3,564)
                                                           ---------------  ---------------  --------------- ---------------
DEBT SECURITIES GAINS AND LOSSES.........................  $      17,144    $     (30,466)   $      27,900   $     (44,188)
                                                           ===============  ===============  =============== ===============
DEBT SECURITIES NET LOSSES...............................  $     (13,322)                    $     (16,288)
                                                           ===============                   ===============


AGING OF TEMPORARILY IMPAIRED                                           AS OF DECEMBER 31, 2006
DEBT SECURITIES:                            ---------------------------------------------------------------------------------
($ in thousands)                               LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------- -------------------------- --------------------------
                                                FAIR       UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            ------------- ------------- ------------ ------------- ------------ -------------
DEBT SECURITIES
U.S. government and agency................  $      5,643  $       (19)  $    50,878  $    (1,122)  $    56,521  $    (1,141)
State and political subdivision...........         1,014           (3)       14,367         (395)       15,381         (398)
Foreign government........................         4,024          (10)        9,323         (201)       13,347         (211)
Corporate.................................       152,344       (1,595)      689,660      (19,422)      842,004      (21,017)
Mortgage-backed...........................        78,465         (693)      257,905       (5,267)      336,370       (5,960)
Other asset-backed........................        53,844         (171)      102,302       (1,568)      156,146       (1,739)
                                            ------------- ------------- ------------ ------------- ------------ -------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $    295,334  $    (2,491)  $ 1,124,435  $   (27,975)  $ 1,419,769  $   (30,466)
                                            ============= ============= ============ ============= ============ =============

BELOW INVESTMENT GRADE....................  $     20,190  $      (377)  $    90,763  $    (3,859)  $   110,953  $    (4,236)
                                            ============= ============= ============ ============= ============ =============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $       (45)               $      (550)               $      (595)
                                                          =============              =============              =============

All of these securities are considered to be temporarily impaired at December 31, 2006 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms, and we have the ability and intent to hold these securities until they recover their value.


AGING OF TEMPORARILY IMPAIRED                                           AS OF DECEMBER 31, 2005
DEBT AND EQUITY SECURITIES:                 ---------------------------------------------------------------------------------
($ in thousands):                              LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------- -------------------------- --------------------------
                                                FAIR       UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            -------------- ------------  ------------ ------------  ------------ ------------
DEBT SECURITIES
U.S. government and agency................  $     62,372  $      (714)  $    33,369  $      (776)  $    95,741  $    (1,490)
State and political subdivision...........         7,854          (15)       16,067         (573)       23,921         (588)
Foreign government........................        14,877         (269)        4,834         (133)       19,711         (402)
Corporate.................................       651,536      (18,520)      340,112      (12,261)      991,648      (30,781)
Mortgage-backed...........................       245,240       (3,751)      165,412       (3,612)      410,652       (7,363)
Other asset-backed........................       140,801       (1,797)      101,004       (1,767)      241,805       (3,564)
                                            -------------- ------------  ------------ ------------  ------------ ------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $  1,122,680  $   (25,066)  $   660,798  $   (19,122)  $ 1,783,478  $   (44,188)
                                            ============== ============ ============ ============  ============ ============

BELOW INVESTMENT GRADE....................  $     72,000  $    (2,888)  $    40,186  $    (2,667)  $   112,186  $    (5,555)
                                            ============== ============ ============ ============  ============ ============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $      (469)               $      (305)               $      (774)
                                                          =============              =============              =============

All of these securities are considered to be temporarily impaired at December 31, 2005 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms, and we have the ability and intent to hold these securities until they recover their value.

STATUTORY DEPOSITS

Pursuant to certain statutory requirements, as of December 31, 2006 and 2005, we had on deposit securities with a fair value of $8.2 million and $8.4 million, respectively, in insurance department special deposit accounts. We are not permitted to remove the securities from these accounts without approval of the regulatory authority.

NET INVESTMENT INCOME

SOURCES OF NET INVESTMENT INCOME:                                                       YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Debt securities..........................................................   $     127,977    $     155,648   $     145,354
Equity securities........................................................              --                2              44
Other investments........................................................             148              183             178
Policy loans.............................................................             581              479             122
Cash and cash equivalents................................................           3,089            1,061           1,000
                                                                            ---------------  --------------- ---------------
Total investment income..................................................         131,795          157,373         146,698
  Less: Investment expenses..............................................          (2,470)          (2,999)         (2,836)
                                                                            ---------------  --------------- ---------------
NET INVESTMENT INCOME....................................................   $     129,325    $     154,374   $     143,862
                                                                            ===============  =============== ===============

NET REALIZED INVESTMENT GAINS (LOSSES)

TYPES OF REALIZED INVESTMENT GAINS (LOSSES):                                            YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

DEBT SECURITY IMPAIRMENTS................................................   $        (411)   $      (2,651)  $          --
                                                                            ---------------  --------------- ---------------
Debt security transaction gains..........................................           2,955            1,764           6,015
Debt security transaction losses.........................................          (7,253)          (9,254)         (3,581)
Equity security transaction gains........................................              --               26           2,286
Equity security transaction losses.......................................              --              (13)             --
Other investment transaction gains (losses)..............................           2,249             (441)            402
Cash equivalent transaction losses.......................................              --               --              (1)
                                                                            ---------------  --------------- ---------------
NET TRANSACTION GAINS (LOSSES)...........................................          (2,049)          (7,918)          5,121
                                                                            ---------------  --------------- ---------------
NET REALIZED INVESTMENT GAINS (LOSSES)...................................   $      (2,460)   $     (10,569)  $       5,121
                                                                            ===============  =============== ===============

UNREALIZED INVESTMENT GAINS (LOSSES)

SOURCES OF CHANGES IN NET UNREALIZED INVESTMENT GAINS (LOSSES):                         YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Debt securities..........................................................   $       2,956    $     (54,591)  $     (19,782)
Equity securities........................................................              --                5          (1,953)
Other investments........................................................              10               --            (125)
                                                                            ---------------  --------------- ---------------
NET UNREALIZED INVESTMENT GAINS (LOSSES).................................   $       2,966    $     (54,586)  $     (21,860)
                                                                            ===============  =============== ===============

Net unrealized investment gains (losses).................................   $       2,966    $     (54,586)  $     (21,860)
                                                                            ---------------  --------------- ---------------
Applicable deferred policy acquisition costs (Note 4)....................           4,930          (39,223)            912
Applicable deferred income tax benefit...................................            (687)          (5,377)         (7,970)
                                                                            ---------------  --------------- ---------------
Offsets to net unrealized investment losses..............................           4,243          (44,600)         (7,058)
                                                                            ---------------  --------------- ---------------
NET UNREALIZED INVESTMENT LOSSES INCLUDED IN
  OTHER COMPREHENSIVE INCOME.............................................   $      (1,277)   $      (9,986)  $     (14,802)
                                                                            ===============  =============== ===============

INVESTING CASH FLOWS

INVESTMENT PURCHASES, SALES, REPAYMENTS AND MATURITIES:                                 YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Debt security purchases..................................................   $    (999,542)   $  (1,139,974)  $  (1,505,651)
Equity security purchases................................................              --               --             (40)
Other investment purchases...............................................          (1,060)          (2,434)           (411)
Policy loan advances, net................................................          (7,371)          (5,685)           (733)
                                                                            ---------------  --------------- ---------------
INVESTMENT PURCHASES.....................................................   $  (1,007,973)   $  (1,148,093)  $  (1,506,835)
                                                                            ===============  =============== ===============

Debt securities sales....................................................   $   1,178,127    $     873,995   $     886,091
Debt securities maturities and repayments................................         549,483          477,568         591,962
Equity security sales....................................................              --              279           8,798
Other investment sales...................................................             750            5,845          16,310
                                                                            ---------------  --------------- ---------------
INVESTMENT SALES, REPAYMENTS AND MATURITIES..............................   $   1,728,360    $   1,357,687   $   1,503,161
                                                                            ===============  =============== ===============

The maturities of debt securities, by contractual sinking fund payment and maturity are summarized in the following table. Actual maturities may differ from contractual maturities as certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties, and we may have the right to put or sell the obligations back to the issuers.


MATURITIES OF DEBT SECURITIES:                                                                  AS OF DECEMBER 31, 2006
($ in thousands)                                                                             -------------------------------
                                                                                                  COST         FAIR VALUE
                                                                                             --------------- ---------------

Due in one year or less...................................................................   $     164,631   $     163,602
Due after one year through five years.....................................................         586,444         580,449
Due after five years through ten years....................................................         508,489         504,843
Due after ten years.......................................................................         804,747         802,095
                                                                                             --------------- ---------------
TOTAL.....................................................................................   $   2,064,311   $   2,050,989
                                                                                             =============== ===============


7.  SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. Investment objectives for these separate accounts vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Our separate account products include variable annuities and variable life insurance contracts. The assets supporting these contracts are carried at fair value and reported as Separate account assets with an equivalent amount reported as Separate account liabilities. Amounts assessed against the policyholder for mortality, administration, and other services are included within revenue in Insurance and investment product fees. In 2006 and 2005 there were no gains or losses on transfers of assets from the general account to a separate account.

Many of our variable contracts offer various guaranteed minimum death, accumulation, withdrawal and income benefits. These benefits are offered in various forms as described in the footnotes to the table below. We currently reinsure a significant portion of the death benefit guarantees associated with our in-force block of business. We establish policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity policies as follows:


    o Liabilities associated with the guaranteed minimum death benefit, or GMDB, are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the liabilities are generally consistent with those used for amortizing deferred policy acquisition costs.
    o Liabilities associated with the guaranteed minimum income benefit, or GMIB, are determined by estimating the expected value of the income benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating such guaranteed income benefit liabilities are generally consistent with those used for calculating the guaranteed death benefit liabilities.

7. SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES (CONTINUED)

For annuities with GMDB, 500 stochastically generated scenarios were used. For annuities with GMIB, we used 10,000 stochastically generated scenarios.

SEPARATE ACCOUNT INVESTMENTS OF ACCOUNT BALANCES OF CONTRACTS WITH GUARANTEES:                      AS OF DECEMBER 31,
($ in thousands)                                                                               -----------------------------
                                                                                                   2006           2005
                                                                                               -------------- --------------

Debt securities.............................................................................   $    456,148   $    427,337
Equity funds................................................................................      1,861,762      1,573,287
Other.......................................................................................         68,810         55,791
                                                                                               -------------- --------------
TOTAL.......................................................................................   $  2,386,720   $  2,056,415
                                                                                               ============== ==============

CHANGES IN GUARANTEED LIABILITY BALANCES:                                                               YEAR ENDED
(NET OF REINSURANCE RECOVERABLES)                                                                   DECEMBER 31, 2006
($ in thousands)                                                                               -----------------------------
                                                                                                  ANNUITY        ANNUITY
                                                                                                   GMDB           GMIB
                                                                                               -------------- --------------

Liability balance as of January 1, 2006.....................................................   $      9,812   $      2,474
Incurred....................................................................................          1,399          1,094
Paid........................................................................................         (1,371)            --
                                                                                               -------------- --------------
LIABILITY BALANCE AS OF DECEMBER 31, 2006...................................................   $      9,840   $      3,568
                                                                                               ============== ==============

CHANGES IN GUARANTEED LIABILITY BALANCES:                                                               YEAR ENDED
(NET OF REINSURANCE RECOVERABLES)                                                                   DECEMBER 31, 2005
($ in thousands)                                                                               -----------------------------
                                                                                                  ANNUITY        ANNUITY
                                                                                                   GMDB           GMIB
                                                                                               -------------- --------------

Liability balance as of January 1, 2005.....................................................   $      8,528   $        745
Incurred....................................................................................          2,571          1,729
Paid........................................................................................         (1,287)            --
                                                                                               -------------- --------------
LIABILITY BALANCE AS OF DECEMBER 31, 2005...................................................   $      9,812   $      2,474
                                                                                               ============== ==============

The reinsurance recoverable asset related to the GMDB was $27,992 thousand and $28,144 thousand as of December 31, 2006 and 2005, respectively.

The GMDB and GMIB guarantees are recorded in policy liabilities and accruals on our balance sheet. Changes in the liability are recorded in Policy benefits on our statement of operations. In a manner consistent with our policy for deferred policy acquisition costs, we regularly evaluate estimates used and adjust the additional liability balances, with a related charge or credit to benefit expense if actual experience or other evidence suggests that earlier assumptions should be revised.

We also offer certain variable products with a guaranteed minimum withdrawal benefit, or GMWB, and a guaranteed minimum accumulation benefit, or GMAB.

The GMWB guarantees the policyholder a minimum amount of withdrawals and benefit payments over time, regardless of the investment performance of the contract, subject to an annual limit. Optional resets are available In addition, we have introduced a feature for these contracts beginning in the fourth quarter of 2005, that allows the policyholder to receive the guaranteed annual withdrawal amount for as long as they are alive.

The GMAB rider provides the contract holder with a minimum accumulation of their purchase payments deposited within a specific time period, adjusted for withdrawals, after a specified amount of time determined at the time of issuance of the variable annuity contract.

The GMWB and GMAB represent embedded derivatives in the variable annuity contracts that are required to be reported separately from the host variable annuity contract. They are carried at fair value and reported in Policyholder deposit funds.

7. SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES (CONTINUED)

The fair value of the GMWB and GMAB obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions.

In order to minimize the volatility associated with the GMWB and GMAB liabilities, we have entered into a contract with Phoenix Life whereby we cede 100% of any claims for these guarantees. Because this contract does not transfer sufficient risk to be accounted for as reinsurance, we use deposit accounting for the contract. As of December 31, 2006 and 2005, the embedded derivative for GMWB and GMAB was immaterial. There were no benefit payments made for the GMWB or GMAB during 2006 or 2005. See Note 9 to these financial statements for more information.

For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. For guarantees of benefits that are payable upon annuitization, the net amount at risk is generally defined as the present value of the minimum guaranteed annuity payments available to the policy holder determined in accordance with the terms of the contract in excess of the current account balance. For guarantees of accumulation balances, the net amount at risk is generally defined as the guaranteed minimum accumulation balance minus the current account balance.


ADDITIONAL INSURANCE BENEFITS:                                                              NET AMOUNT          AVERAGE
($ in thousands)                                                            ACCOUNT       AT RISK AFTER      ATTAINED AGE
                                                                             VALUE         REINSURANCE       OF ANNUITANT
                                                                        ---------------- -----------------  ----------------

GMDB return of premium(1).............................................  $    1,315,738   $         7,962           59
GMDB step up(2).......................................................       1,648,220            34,628           61
GMDB earnings enhancement benefit (EEB)(3)............................          77,382                 3           59
GMDB greater of annual step up and roll up(4).........................          37,713             4,017           62
                                                                        ---------------- -----------------
TOTAL GMDB AT DECEMBER 31, 2006.......................................  $    3,079,053   $        46,610
                                                                        ================ =================

GMIB..................................................................  $      603,412   $            --           59
GMAB..................................................................         206,069                --           54
GMWB..................................................................          27,133                --           67
                                                                        ---------------- -----------------
TOTAL AT DECEMBER 31, 2006............................................  $      836,614   $            --
                                                                        ================ =================
----------

(1) Return of premium: The death benefit is the greater of current account value or premiums paid (less any adjusted partial withdrawals).
(2) Step Up: The death benefit is the greater of current account value, premiums paid (less any adjusted partial withdrawals) or the annual step up amount prior of the eldest original owner attaining a certain age. On and after the eldest original owner attains that age, the death benefit is the greater of current account value or the death benefit at the end of the contract year prior to the eldest original owner's attaining that age plus premium payments (less any adjusted partial withdrawals) made since that date.
(3) EEB: The death benefit is the greater of the premiums paid (less any adjusted partial withdrawals) or the current account value plus the EEB.
(4) Greater of Annual Step Up and Annual Roll Up: The death benefit is the greater of premium payments (less any adjusted partial withdrawals), the annual step up amount, the annual roll up amount or the current account value prior to the eldest original owner attaining age 81. On and after the eldest original owner attained age 81, the death benefit is the greater of current account value or the death benefit at the end of the contract year prior to the eldest original owner's attained age of 81 plus premium payments (less any adjusted partial withdrawals) made since that date.

Liabilities for universal life are generally determined by estimating the expected value of losses when death benefits exceed revenues and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating these liabilities are consistent with those used for amortizing deferred policy acquisition costs. A single set of best estimate assumptions is used since these insurance benefits do not vary significantly with capital markets volatility. At December 31, 2006, we held additional universal life benefit reserves of $8,841 thousand.

8.  INCOME TAXES

ALLOCATION OF INCOME TAXES:                                                              YEAR ENDED DECEMBER 31,
($ in thousands)                                                            --------------------------------------------------
                                                                                 2006             2005              2004
                                                                            ---------------  ---------------   ---------------

Income tax expense (benefit) attributable to:
  Current................................................................   $     (21,403)   $     (18,313)    $   (10,162)
  Deferred...............................................................          24,419           15,512          15,627
                                                                            ---------------  ---------------   -------------
INCOME TAXES APPLICABLE TO NET INCOME (LOSS).............................           3,016           (2,801)          5,465
Other comprehensive loss.................................................          (1,121)          (5,558)         (8,151)
                                                                            ---------------  ---------------   -------------
INCOME TAXES APPLICABLE TO COMPREHENSIVE INCOME (LOSS)...................   $       1,895    $      (8,359)    $    (2,686)
                                                                            ===============  ===============   =============

INCOME TAXES RECOVERED...................................................   $     (24,094)   $     (14,288)    $    (3,450)
                                                                            ===============  ===============   =============


RECONCILIATION OF STATUTORY TAX RATE TO EFFECTIVE TAX RATE:                             YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Income before income taxes...............................................   $      13,097    $       1,422   $      22,180
                                                                            ---------------  --------------- ---------------
Income taxes at statutory rate of 35.0%..................................           4,584              498           7,763
Tax benefit attributable to tax-advantaged investment income.............          (1,572)          (2,924)         (2,264)
Tax interest.............................................................               1             (378)             --
Other, net...............................................................               3                3             (34)
                                                                            ---------------  --------------- ---------------
APPLICABLE INCOME TAXES (BENEFIT)........................................   $       3,016    $      (2,801)  $       5,465
                                                                            ===============  =============== ===============
Effective income tax (benefit) rates.....................................           23.0%         (197.0)%           24.6%
                                                                            ===============  =============== ===============


DEFERRED INCOME TAX ASSETS (LIABILITIES) ATTRIBUTABLE TO TEMPORARY DIFFERENCES:                    AS OF DECEMBER 31,
($ in thousands)                                                                             -------------------------------
                                                                                                  2006            2005
                                                                                             --------------- ---------------

Deferred income tax assets:
Future policyholder benefits..............................................................   $     102,603   $      63,793
Unearned premiums / deferred revenues.....................................................          10,817           7,482
Net operating loss carryover benefits.....................................................              --           7,970
Other.....................................................................................              --           1,137
                                                                                             --------------- ---------------
GROSS DEFERRED INCOME TAX ASSETS..........................................................         113,420          80,382
                                                                                             --------------- ---------------
Deferred tax liabilities:
Deferred policy acquisition costs.........................................................         207,513         150,281
Employee benefits.........................................................................              --           1,907
Investments...............................................................................             849           1,550
Other.....................................................................................           1,712              --
                                                                                             --------------- ---------------
GROSS DEFERRED INCOME TAX LIABILITIES.....................................................         210,074         153,738
                                                                                             --------------- ---------------
DEFERRED INCOME TAX LIABILITY.............................................................   $      96,654   $      73,356
                                                                                             =============== ===============

We are included in the life/non-life consolidated federal income tax return filed by PNX.

We have determined, based on our earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at December 31, 2006 and 2005 will be realized.

As of December 31, 2006, we had current taxes payable of $2,974 thousand.


9.  RELATED PARTY TRANSACTIONS

The amounts included in the following discussion are gross expenses, before deferrals for policy acquisition costs.

Phoenix Life provides services and facilities to us and is reimbursed through a cost allocation process. The expenses allocated to us were $203,521 thousand, $108,701 thousand and $82,050 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to Phoenix Life were $18,650 thousand and $42,373 thousand as of December 31, 2006 and 2005, respectively.

During 2006, we entered into a contract with Phoenix Life whereby we cede to Phoenix Life the liabilities related to certain guarantees on our annuity products. Because this contract does not transfer sufficient risk to qualify for reinsurance accounting, we account for ceded liabilities as a deposit asset. The asset on deposit with Phoenix Life was $220 thousand at December 31, 2006. This amount is included in our balance sheet in other general account assets.

Phoenix Investment Partners Ltd. (PXP), an indirect wholly-owned subsidiary of PNX, through its affiliated registered investment advisors, provides investment advisory services to us for a fee. Investment advisory fees incurred by us for management of general account assets under this arrangement were $2,439 thousand, $2,993 thousand and $2,810 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to the affiliated investment advisors were $106 thousand and $0 thousand, as of December 31, 2006 and 2005, respectively. PXP receives variable product separate account fees on our behalf. They retain a portion of those fees, for services provided, and forward the remainder to us. Amounts receivable from PXP for those fees were $245 thousand and $181 thousand as of December 31, 2006 and 2005, respectively. The variable product separate account fees retained by PXP were $684 thousand, $697 thousand and $1,120 thousand for 2006, 2005 and 2004, respectively.

Phoenix Equity Planning Corporation (PEPCO), a wholly-owned subsidiary of Phoenix Investment Partners Ltd., is the principal underwriter of our annuity contracts. Until May 31, 2004, contracts could be purchased through registered representatives of our former affiliate, W.S. Griffith Securities, Inc. (Griffith). Other outside broker-dealers are licensed to sell our annuity contracts as well. We incurred commissions for contracts underwritten by PEPCO of $38,062 thousand, $35,422 thousand and $39,491 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to PEPCO were $278 thousand and $2,162 thousand as of December 31, 2006 and 2005, respectively.

Phoenix Life pays commissions to producers who sell our non-registered life and annuity products. Commissions paid by Phoenix Life on our behalf were $105,993 thousand, $54,927 thousand and $28,962 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to Phoenix Life were $4,187 thousand and $11,090 thousand as of December 31, 2006 and 2005, respectively.

Until May 31, 2004, Griffith, formerly an indirect wholly-owned subsidiary of PNX, sold certain of our non-participating life insurance products through its insurance agents. Concessions paid by us for products sold through Griffith were $96 thousand for the five months ended May 31, 2004.

Effective May 31, 2004, PNX sold Griffith to an unrelated third party.

PREMIUM PROCESSING SERVICES

We provide payment processing services for Phoenix Life, wherein we receive deposits on Phoenix Life annuity contracts, and forward those payments to Phoenix Life. During 2006, we began including life insurance premiums in this service. In connection with this service, at December 31, 2006 and 2005, we had amounts due to Phoenix Life of $1,843 thousand and $16,354 thousand, respectively. We do not charge any fees for this service.

We also provide payment processing services for Phoenix Life and Annuity, a wholly-owned indirect subsidiary of Phoenix Life, wherein we receive deposits on certain Phoenix Life and Annuity annuity contracts, and forward those payments to Phoenix Life and Annuity. During 2006, we began including life insurance premiums in this service. In connection with this service, at December 31, 2006 and 2005, we had amounts due to Phoenix Life and Annuity of $16 thousand and $19 thousand, respectively. We do not charge any fees for this service.

Until 2006, Phoenix Life provided life insurance premium processing services to us for life insurance policies. In connection with this service, at December 31, 2005, we had policy-related receivables of $31,119 thousand. Phoenix Life did not charge us for these services.

10. EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

PNX has a non-contributory, defined benefit pension plan covering substantially all of its employees and those of its subsidiaries. Retirement benefits are a function of both years of service and level of compensation. PNX also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. PNX's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are intended to provide for benefits attributable not only to service to date, but to service expected to be conferred in the future.

PNX sponsors pension and savings plans for its employees, and employees and agents of its subsidiaries. The qualified plans comply with requirements established by ERISA and excess benefit plans provide for that portion of pension obligations, which is in excess of amounts permitted by ERISA. PNX also provides certain health care and life insurance benefits for active and retired employees. We incur applicable employee benefit expenses through the process of cost allocation by PNX.

In addition to its pension plans, PNX currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans which it sponsors. A substantial portion of PNX's affiliate employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for our participation in the plans. PNX, the plan sponsor, established an accrued liability and amounts attributable to us have been allocated. The amount of such allocated benefits is not significant to the financial statements.


11. OTHER COMPREHENSIVE INCOME

SOURCES OF                                                                YEAR ENDED DECEMBER 31,
OTHER COMPREHENSIVE INCOME:                   ------------------------------------------------------------------------------
($ in thousands)                                         2006                      2005                       2004
                                              -------------------------- -------------------------- ------------------------
                                                  GROSS         NET         GROSS          NET         GROSS         NET
                                              ------------- ------------ ------------  ------------ ------------ -----------

 Unrealized gains (losses) on investments...  $     (1,743) $    (2,985) $   (64,714)  $   (16,717) $   (17,140) $  (11,734)
 Net realized investment gains (losses) on
   available-for-sale securities included
   in net income............................         4,709        1,708       10,128         6,731       (4,720)     (3,068)
                                              ------------- ------------ ------------  ------------ ------------ -----------
 Net unrealized investment gains (losses)...         2,966       (1,277)     (54,586)       (9,986)     (21,860)    (14,802)
 Net unrealized losses on derivative
   instruments..............................        (1,241)        (807)        (516)         (335)        (517)       (336)
                                              ------------- ------------ ------------  ------------ ------------ -----------
 Other comprehensive income (loss)..........         1,725  $    (2,084)     (55,102)  $   (10,321)     (22,377) $  (15,138)
                                              ------------- ============ ------------  ============ ------------ ===========
 Applicable deferred policy acquisition              4,930                   (39,223)                       912
   cost amortization........................
 Applicable deferred income tax benefit.....        (1,121)                   (5,558)                   (8,151)
                                              -------------              ------------               ------------
 Offsets to other comprehensive income......         3,809                   (44,781)                   (7,239)
                                              -------------              ------------               ------------
 OTHER COMPREHENSIVE LOSS...................  $     (2,084)              $   (10,321)               $  (15,138)
                                              =============              ============               ============


 COMPONENTS OF ACCUMULATED                                                          AS OF DECEMBER 31,
 OTHER COMPREHENSIVE INCOME:                                -----------------------------------------------------------------
 ($ in thousands)                                                         2006                              2005
                                                            --------------------------------  -------------------------------
                                                                GROSS             NET             GROSS            NET
                                                            ---------------  ---------------  --------------- ---------------

 Unrealized losses on investments.........................  $     (14,584)   $      (2,689)   $     (17,550)  $      (1,412)
 Unrealized gains on derivative instruments...............             --               --            1,241             807
                                                            ---------------  ---------------  --------------- ---------------
 Accumulated other comprehensive loss.....................        (14,584)   $      (2,689)         (16,309)  $        (605)
                                                            ---------------  ===============  --------------- ===============
 Applicable deferred policy acquisition costs.............        (10,448)                          (15,378)
 Applicable deferred income taxes.........................         (1,447)                             (326)
                                                            ---------------                   ---------------
 Offsets to other comprehensive income....................        (11,895)                          (15,704)
                                                            ---------------                   ---------------
 ACCUMULATED OTHER COMPREHENSIVE LOSS.....................  $      (2,689)                    $        (605)
                                                            ===============                   ===============

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES                                        AS OF DECEMBER 31,
OF FINANCIAL INSTRUMENTS:                                  -----------------------------------------------------------------
($ in thousands)                                                        2006                              2005
                                                           --------------------------------  -------------------------------
                                                              CARRYING           FAIR           CARRYING          FAIR
                                                               VALUE            VALUE            VALUE           VALUE
                                                           ---------------  ---------------  --------------- ---------------

Cash and cash equivalents................................  $      47,127    $      47,127    $      25,818   $      25,818
Debt securities..........................................      2,050,989        2,050,989        2,789,491       2,789,491
Policy loans.............................................         15,542           15,542            8,171           8,171
                                                           ---------------  ---------------  --------------- ---------------
FINANCIAL ASSETS.........................................  $   2,113,658    $   2,113,658    $   2,823,480   $   2,823,480
                                                           ===============  ===============  =============== ===============

Investment contracts.....................................  $   1,491,367    $   1,486,758    $   2,256,129   $   2,250,695
                                                             -------------  ---------------   -------------- ---------------
FINANCIAL LIABILITIES....................................  $   1,491,367    $   1,486,758    $   2,256,129   $   2,250,695
                                                           ===============  ===============  =============== ===============

FAIR VALUE OF INVESTMENT CONTRACTS

We determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, we use a discount rate equal to the appropriate U.S. Treasury rate plus 150 basis points to determine the present value of the projected account value of the policy at the end of the current guarantee period.

DERIVATIVE INSTRUMENTS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments.

We recognized an after-tax gain of $0.8 million, $0.3 million and $0.3 million for the years ended December 31, 2006, 2005 and 2004 (reported as other comprehensive income in Statement of Income, Comprehensive Income and Changes in Stockholder's Equity), which represented the change in fair value of interest rate forward swaps which have been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, we recognize the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. For the years 2006, 2005 and 2004, we reclassified after-tax gains of $1.2 million, $0.3 million and $0.3 million, respectively, into earnings related to these same derivatives.

We held no positions in derivative instruments at December 31, 2006 and 2005.


13. STATUTORY FINANCIAL INFORMATION AND REGULATORY MATTERS

We are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2006, 2005 and 2004. Statutory surplus differs from equity reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, "Income Taxes", which limits deferred tax assets based on admissibility tests.

Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various assets, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Connecticut Insurance Law gives the Connecticut Commissioner of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels. Our risk-based capital was in excess of 300% of Company Action Level (the level where a life insurance enterprise must submit a comprehensive plan to state insurance regulators) as of December 31, 2006 and 2005.

STATUTORY FINANCIAL DATA:                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Statutory capital and surplus............................................   $     220,342    $     264,825   $     245,831
Asset valuation reserve..................................................          14,320            5,575           7,370
                                                                            ---------------  --------------- ---------------
STATUTORY CAPITAL, SURPLUS AND ASSET VALUATION RESERVE...................   $     234,662    $     270,400   $     253,201
                                                                            ===============  =============== ===============
STATUTORY GAIN (LOSS) FROM OPERATIONS....................................   $     (33,094)   $      12,251   $      (2,574)
                                                                            ===============  =============== ===============
STATUTORY NET INCOME (LOSS)..............................................   $     (33,994)   $      12,749   $      (3,254)
                                                                            ===============  =============== ===============

The Connecticut Insurance Holding Company Act limits the maximum amount of annual dividends and other distributions in any 12-month period to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, we cannot make any dividend distribution during 2007 without prior approval.


14. CONTINGENT LIABILITIES

Litigation and Arbitration

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

Regulatory Matters

State regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

For example, during 2003 and 2004, the SEC conducted examinations of certain Phoenix Life variable products and certain Phoenix Life affiliated investment advisers and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified PNX that it was asserting violations of trade reporting rules by a subsidiary. PNX responded to the NASD allegations in May 2005. Thereafter, in January 2007, the NASD notified PNX that the matter is being referred for potential violations and possible action.

In addition, Federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by Phoenix Life and its subsidiaries with securities and other laws and regulations affecting their registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted. There has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, PNX received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. PNX cooperated fully and has had no further inquiry since filing its response.

These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.